Exhibit 10.9

LEASE AGREEMENT

For and in consideration of the rentals, covenants, and conditions hereafter set forth, Lessor hereby leases to Lessee, and Lessee hereby rents from Lessor, the herein described Premises for the term, at the rental and subject to and upon all of the terms, covenants and agreements set forth in this lease (“Lease”):

1.	SUMMARY OF LEASE PROVISIONS.

a.	Lessee:	Asante Solutions, Inc., a Delaware corporation (“Lessee”)

b.	Lessor:	Bel Arbor Investment Company, L.P., a California limited partnership (“Lessor”)

c.	Date of Lease (for reference purposes only): September 1, 2011

d.	Premises: That certain real property situated in the City of Sunnyvale, County of Santa Clara, State of California, commonly known as 352 East Java Drive, as more particularly described on Exhibit “A” attached hereto and made a part hereof and as outlined in red on Exhibit “A-l” attached hereto and made a part hereof, consisting of an approximately 28,322 square foot building (the “Building”) and related parking area located on approximately 1.98 acres of land.

e.	Term:	Three (3) years*

*Please see Article 3a.

f.	Commencement Date:	November 1, 2011

g.	Expiration Date:	October 31, 2014

h.	Monthly Base Rental Rate:

	November 1, 2011 – October 31, 2012:		$22,192.00**

	November 1, 2012 – October 31, 2013:		$29,254.00

	November 1, 2013 – October 31, 2014:		$30,104.00

**Please see Article 3a.

i.	Security Deposit:		$133,151.00***

***Please see Article 6.

j.	[Intentionally omitted.]

k.	[Intentionally omitted.]

l.	Addresses for Notices:

	To Lessor:	Bel Arbor Investment Company, L.P. c/o Trivest Property Company LLC 407 Primrose Road Burlingame, California 94010

	with a copy to:	Jonathan D. Brown, Esq. 407 Primrose Road Burlingame, California 94010

	To Lessee:	To the Premises

m.	Brokers:	Cassidy Turley BT Commercial Colliers International

n.	Summary Provisions in General. These Summary Provisions are for all purposes a part of this Lease, and any reference in this Lease to any term of the Summary Provisions shall have the meaning as set forth in these Summary Provisions for such term. In the event of a conflict between the terms of these Summary Provisions and the balance of this Lease, the terms contained in the balance of this Lease shall prevail. Parenthetical references in this Article 1 to other Articles in this Lease are for convenience of reference.

2.	PREMISES. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Premises described in Article 1d., subject to all of the terms and conditions of this Lease. Any statement of square footage set forth in this Lease is an approximation which Lessor and Lessee agree is reasonable and the rental is not subject to revision whether or not the actual square footage is more or less. Lessee covenants as a material part of the consideration for the demised Premises to keep and perform each and all of the terms, covenants and conditions to be kept by Lessee under this Lease.

3.	TERM. The term of this Lease shall be for the period designated in Article 1e., commencing on the Commencement Date set forth in Article 1f. and ending on the Expiration Date set forth in Article 1g., unless sooner terminated pursuant to this Lease (“Term”). The expiration or sooner termination of the Lease is hereinafter referred to as “Lease Termination”. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term; provided, however, that the last Lease Year shall end upon Lease Termination.

a.

Conditional Lessee Termination Right. Lessee shall use commercially reasonable efforts to obtain Series C securities funding or other funding in the aggregate amount of Twenty Million Dollars ($20,000,000) (such funding to be referred to herein as “Significant Funding”) on or before April 30, 2012 (the “Outside Date”). Notwithstanding any provision to the contrary in this Lease, if, despite such efforts, Lessee is unable to obtain Significant Funding by the Outside Date, then Lessee may terminate this Lease effective October 31, 2012, by written notice given to Lessor on or before the Outside Date (a “Termination Notice”). Upon any such termination of this Lease, (i) notwithstanding Article 1h. or any other provision to the contrary in this Lease, the monthly Base Rent for the months of July, August and September of 2012 shall be $33,382.00 and (ii) from and after October 31, 2012, the parties shall be relieved of all obligations under this Lease, except for any liability theretofore accrued and those obligations which survive any termination of this Lease pursuant to any provision hereof. The failure of Lessee to timely provide any Termination Notice pursuant to the foregoing shall be deemed the waiver by Lessee of the termination right set forth in this Article.

4.	POSSESSION.

a.

Delivery of Possession. Lessor shall deliver possession of the Premises on the Commencement Date clean and free of debris and with (i) the roof, structure and the electrical and plumbing systems in working order and (ii) the carpeted areas professionally cleaned, but otherwise in their present “as is” condition. Without limiting Lessee’s obligations under Article 10d., as soon as is reasonably practicable after the date hereof, Lessor shall, pursuant to a separate contract with the contractor of Lessor’s choice, perform the following improvements (collectively, “Lessor’s HVAC Work”): (i) the three (3) items (collectively, the “New Units”) listed as “Equipment” on the HVAC Estimate attached hereto as Exhibit “B” and made a part hereof; (ii) the two (2) items listed as “Piping Systems” on Exhibit “B” and (iii) items 1, 3, 4, 5 and 6 of the items listed as “Subcontractors” on Exhibit “B.” Except for the foregoing, Lessee hereby accepts the Premises in their present “as is” condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any covenants or restrictions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither Lessor nor any of Lessor’s Agents has made any representations or held out any inducements to Lessee, except as provided in this Lease, and Lessor specifically disclaims any representation, written or oral, past, present or future, other than those specifically set forth in this Lease. Without limiting the generality of the foregoing, except for any representation expressly set forth in this Lease, Lessee has not relied on any representations or warranties, and neither Lessor nor any of Lessor’s Agents has or is willing to make any representations or warranties, express or implied, as to: (x) the compliance of the Premises in its current or any future state with applicable laws or governmental ordinances, rules, regulations, orders or requirements (collectively, “Laws”) applicable to the Premises relating to zoning matters, and the ability to obtain a change in the zoning or a variance with respect to the Premises’ non-compliance, if any, with zoning Laws; (y) the present or future suitability of the Premises for the conduct of Lessee’s business; or (z) the compliance of the Premises with The Americans with Disabilities Act of 1990, as amended (the “ADA”). However, to Lessor’s knowledge, the current Building configuration is in compliance with the guidelines, as outlined in the ADA, in force when the current interior improvements of the Building were constructed. Lessor shall not be obligated for any cost related to changes to the existing configuration required for additional ADA compliance, as well as for any other legal compliance, which is triggered by the Initial Alterations or any other modifications of the Premises by Lessee, which compliance cost shall be the responsibility of Lessee. For all purposes of this Lease, “Lessor’s knowledge” shall mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Lessor after, and based solely upon, making inquiry of Thomas Blumberg, as property manager of Lessor, without Thomas Blumberg having any obligation to make any independent inquiry or investigation. The knowledge or belief of any other person or entity shall not be imputed to Lessor.

If Lessor, for any reason whatsoever, cannot deliver possession of the Premises to Lessee on the Commencement Date, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, nor shall the Commencement Date or Expiration Date be extended. Notwithstanding Article 42, if delivery of possession of the Premises is delayed beyond the Commencement Date, all Rentals (defined in Article 40b.) shall be abated beginning on the Commencement Date for a period equal to the period of delay, unless delay in possession of the Premises was caused by Lessee or Lessee’s agents, officers, employees, contractors, servants, invitees or guests (collectively “Lessee’s Agents”). Notwithstanding anything to the contrary contained in this Lease, but subject to Article 42 hereof, if Lessor has not delivered possession of the Premises to Lessee within thirty (30) days following the Commencement Date, Lessee shall have the right to terminate this Lease effective immediately upon written notice to Lessor; provided, however, that if Lessor’s failure to deliver possession is solely due to Lessor’s HVAC Work being incomplete, Lessor shall have an additional thirty (30) days in which to complete Lessor’s HVAC Work (for the avoidance of doubt, Lessor shall have a total of sixty (60) days following the Commencement Date before Lessee may terminate this Lease, subject to the following clause), so long as Lessor delivers possession of the portion of the Premises that is not affected by Lessor’s HVAC Work to Lessee on or prior to the date which is thirty (30) days after the Commencement Date. If the foregoing conditions to Lessee’s right to terminate have been satisfied and Lessor delivers possession of the Premises and completes Lessor’s HVAC Work before Lessee has provided any notice to terminate pursuant to the foregoing, such right to terminate shall be deemed waived. Lessor shall be deemed to have delivered possession to Lessee on the earlier of (A) the date that Lessor gives notice to Lessee that the Premises are available for occupancy by Lessee or (B) the date upon which Lessee actually occupies or commences operation from the Premises.

b.	Early Possession. Subject to the following provisions of this Article, Lessee shall have the right to occupy the Premises prior to the Commencement Date for the purposes of setting up Lessee’s equipment and planning the Initial Alterations (defined below). Such occupancy shall be subject to all the provisions of this Lease, excluding only the obligation to pay monthly Base Rent (e.g., Lessee shall have the obligation to pay for or promptly reimburse Lessor for any utility usage expense incurred during the period of such early possession), provided that if Lessee commences any business operations from the Premises during any such occupancy, from and after such commencement, Lessee shall also be obligated to pay monthly Base Rent. Said early possession shall not advance the Expiration Date. During any period of early possession, Lessee may enter the Premises for the above purposes, subject to Lessor’s prior approval, which shall not be unreasonably withheld, provided that Lessor may withhold such approval, if, in Lessor’s judgment, such entry could interfere with any contractors or vendors performing any work of improvement to be performed by Lessor under this Lease.

c.	Certificates and Licenses. Prior to occupancy, Lessee shall provide to Lessor the certificate(s) of insurance required in Article 16 and a copy of all licenses and authorizations that may be required for the lawful operation of Lessee’s business upon the Premises, including any City business licenses as may be required.

5.	BASE RENT. Lessee agrees to pay to Trivest Property Company LLC, as management agent for Lessor, as base rental for the Premises, without offset, deduction, prior notice or demand, the monthly Base Rent designated in Article 1h., as the same may be adjusted from time to time pursuant thereto. Base Rent shall be payable in advance on or before the first day of the first full calendar month of the term hereof and a like sum, adjusted as aforesaid, on or before the first day of each and every successive calendar month thereafter during the Term, except that Lessee shall pay the monthly Base Rent for November of 2011 upon the execution and delivery of this Lease. Base Rent for any period during the Term which is for less than one (1) month shall be prorated based upon a thirty (30) day month.

6.

SECURITY DEPOSIT. Lessee has deposited with Lessor the sum set forth in Article 1i. as the security deposit (“Security Deposit”). The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease to be kept and performed by Lessee during the Term. If Lessee defaults with respect to any provision of this

Lease, including, but not limited to the provisions relating to the payment of Rentals or the condition of the Premises at Lease Termination, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rentals or any other sum in default, or for the payment of any amount which Lessor may spend or become obligated to spend by reason of Lessee’s default, or to compensate Lessor for any other loss or damage which Lessor may suffer by reason of Lessee’s default. If any portion of the Security Deposit is so used or applied, Lessee shall within five (5) business days after written demand therefore, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount and Lessee’s failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep the Security Deposit separate from its general funds, and Lessee shall not be entitled to interest on the Security Deposit. Lessor is not a trustee of the Security Deposit and may use it in ordinary business, transfer it or assign it, or use it in any combination of such ways, subject to the provisions of this Lease governing the disposition of the Security Deposit. Provided there is no continuing default by Lessee of any of its obligations under this Lease, (i) then the monthly Base Rent for the months of July, August and September of 2012, and, if this Lease is not effectively terminated by Lessee pursuant to Article 3a., an amount equal to $22,192.00 against the monthly Base Rent for October of 2013, shall be paid to Lessor from the Security Deposit in lieu of Lessee’s monthly Base Rent payments for the months of July, August and September of 2012 and such portion of the monthly Base Rent payment for the month of October of 2013, and (ii) the remainder of the Security Deposit, less any portion of the Security Deposit that has or is to be used or retained by Lessor pursuant to any provision of this Lease, shall be returned to Lessee (or, at Lessor’s option, to the last assignee of Lessee’s interests hereunder) no later than thirty (30) days after the date Lessor receives possession of the Premises, together with a written statement that details such use or retention by Lessor. Lessee shall not transfer or encumber the Security Deposit nor shall Lessor be bound by Lessee’s attempt to do so. If Lessor’s interest in this Lease is transferred, Lessor may transfer the Security Deposit to Lessor’s successor in interest, and upon such transfer Lessor shall be released from any liability to Lessee with respect to the Security Deposit and Lessee shall look only to the transferee for any return of the Security Deposit to which Lessee may be entitled. Lessee hereby waives all rights Lessee may have under Section 1950.7 of the California Civil Code or under any other statute or common law principle of similar effect.

7.

TAXES/INSURANCE PREMIUMS. During the Lease Term, in addition to Base Rent, Lessee shall pay to Lessor as additional rent and without deduction or offset, an amount equal to all “Premises Taxes” (defined below and including, without limitation, any increased Premises Taxes caused by a sale or other change of ownership of the Premises) and “Premises Insurance Premiums” (defined below). Notwithstanding the foregoing, provided Lessee is not in default of any of its obligations under this Lease, Lessee shall not be responsible for any penalties or other costs or charges attributable to the late payment by Lessor of any such amounts. Except as provided in Article 65 below, any amount payable by Lessee to Lessor under this Article shall be paid by Lessee to Lessor within ten (10) days after receipt by Lessee from Lessor of a bill setting forth such amount and the failure of Lessee to pay any such amount within said ten (10) day period shall carry with it the same consequences as the failure to pay any installment of Base Rent. The term “Premises Taxes” as used in this Lease shall collectively mean (to the extent any of the following are not paid by Lessee pursuant to Article 7A below) all: real estate taxes and general or special assessments (including, without limitation, assessments for public improvements or benefits); personal property taxes; taxes based on vehicles utilizing parking areas within the Premises; taxes computed or based on rental income (including without limitation any municipal business tax, but excluding federal, state and municipal net income taxes); Environmental Surcharges (defined below); excise taxes; gross receipts taxes; sales and/or use taxes; employee taxes; water and sewer taxes, levies, assessments and other charges in the nature of taxes or assessments (including, but not limited to, assessments for public improvements or benefit); and all other governmental, quasi-governmental or special district impositions of any kind and nature whatsoever; regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing which during the Term are laid, levied, assessed or imposed upon Lessor and/or become a lien upon or chargeable against any portions of the Premises under or by virtue of any present or future laws, statutes, ordinances, regulations or other requirements of any governmental authority or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments whatsoever. “Environmental Surcharges” shall include any and all expenses, taxes, charges or penalties imposed by any local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Premises. “Premises Taxes” shall also include (to the extent the same are not paid by Lessee pursuant to Article 7A below), without limitation: the cost to Lessor of contesting the amount or validity or applicability of any Premises Taxes; and all taxes, assessments, levies, fees, impositions or charges relating to the use, possession, occupancy, leasing, operation or management of the Premises or levied in lieu of or equivalent to any other Premises Taxes described in this Article 7. Lessor and Lessee acknowledge that the adoption of Proposition 13 by the voters of the State of California in the June 1978 election may give rise to the imposition of assessments, taxes, fees, levies and charges imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and other governmental services formerly provided without charge to property owners or occupants (it being the intention of Lessee and Lessor that any and all such new and increased assessments, taxes, fees, levies and charges be included within the definition of Premises Taxes for purposes of this Article 7).

The term “Premises Insurance Premiums” as used in this Lease shall mean the aggregate insurance premiums paid by Lessor for the insurance coverage obtained by Lessor pursuant to Article 16 below.

7A	OTHER TAXES.

(1)	Lessee shall pay, before delinquency, any and all taxes levied or assessed upon all of the following (collectively, “Leasehold Improvements and Personal Property”): Lessee’s leasehold improvements and all equipment, furniture, furnishings and fixtures. If any or all of the Leasehold Improvements and Personal Property are assessed and taxed with the Premises, Lessee shall pay to Lessor the amount applicable to the Leasehold Improvements and Personal Property within ten (10) days after delivery to Lessee by Lessor of a statement in writing setting forth such amount. Notwithstanding the foregoing, provided Lessee is not in default of any of its obligations under this Lease, Lessee shall not be responsible for any penalties or other costs or charges attributable to the late payment by Lessor of any such amounts. If the Leasehold Improvements and Personal Property are not separately assessed on the tax statement or bill, Lessor’s good faith determination of the amount of such taxes applicable to the Leasehold Improvements and Personal Property shall be a conclusive determination of Lessee’s obligation to pay such amount as so determined by Lessor.

(2)

Lessee shall pay (or reimburse Lessor if Lessor is assessed, as additional rent), within ten (10) days after receipt of a statement thereof (but in all events prior to delinquency), any and all other taxes, levies, assessments or surcharges payable by Lessor or Lessee and relating to this Lease, the Premises or Lessee’s activities in the Premises (other than Lessor’s net income, succession, transfer, gift, franchise, estate or inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, now in force or which may hereafter become effective, including but not limited to taxes: (i) upon, allocable to or measured by the area of the Premises or on the Rentals payable hereunder, including, without limitation, any gross income, gross receipts, excise or other tax levied by the state, any political subdivision thereof, city or federal government with respect to the receipt of such Rentals; (ii) upon or with respect to the use, possession, occupancy, leasing, operation and management of the Premises or any portion thereof or (iii) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises. Lessee shall also pay, prior to delinquency, all privilege, sales, excise, use, business, occupation or other taxes, assessments, license fees or charges levied, assessed or imposed upon Lessee’s business operations conducted at the Premises. If any such taxes are payable by Lessor and it shall not be lawful for Lessee to reimburse Lessor for such taxes, then the Rentals payable hereunder shall be increased to net Lessor the net Rental after imposition of any such tax upon Lessor as would have been payable to Lessor prior to the imposition of any such tax. Notwithstanding the foregoing, provided Lessee is not in default of any of its obligations under this Lease, Lessee shall not be responsible for any penalties or other costs or charges attributable to the late payment by Lessor of any such amounts.

8.	CONDUCT OF BUSINESS. The Premises shall be used and occupied by Lessee for the research, development, engineering, production, sales, distribution and light manufacturing of medical equipment, as well as general office and administration purposes, and Lessee shall not use or permit the Premises to be used for any other purpose without the prior written consent of Lessor, which consent Lessor may not unreasonably withhold. Lessee shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Premises, the Building or any of its contents, or cause cancellation of any insurance policy covering the Building or the Premises or any part thereof or any of its contents. Lessee shall not, without the prior consent of Lessor, bring into the Building or the Premises or use or incorporate in the Premises any apparatus, equipment or supplies that may cause substantial noise, odor or vibration or overload the Premises or any of its utility systems or jeopardize the structural integrity of the Building or any part thereof. Lessee shall not allow the Premises to be used for any unlawful purpose, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Premises. Lessee and Lessee’s Agents shall comply with the provisions of any declaration of covenants, conditions and restrictions affecting the Premises.

8A.	HAZARDOUS MATERIALS.

a.

Compliance with Hazardous Materials Laws. Lessee shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Premises or Building by Lessee or Lessee’s Agents, assignees, sublessees, or any of their respective agents, servants, employees, representatives and contractors, in a manner or for a purpose prohibited by or which could result in liability under any applicable law, regulation, rule or ordinance. Lessee shall, at its sole cost and expense, at all times and in all respects comply with all Hazardous Materials Laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any Hazardous Materials. Lessee shall, at its sole cost and expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals relating to the presence of Hazardous Materials within, on, under or about the Premises required for Lessee’s use of any Hazardous Materials in or about the Premises in conformity with all applicable Hazardous Materials Laws and commercially reasonable industry practices regarding management of such Hazardous Materials. Lessor recognizes and agrees that Lessee may use materials in normal quantities that are applicable to general office and warehouse use and that such use by Lessee shall not be deemed a violation of this Article, so long as the levels are not in violation of any Hazardous Materials Laws (as hereinafter defined). Lessee shall also comply with all laws, ordinances and regulations of all governmental and quasi-governmental authorities with jurisdiction over the Premises regarding the disclosure of the presence or danger of Hazardous Materials. Upon termination or expiration of this Lease, Lessee shall, at its sole cost and expense, cause all Hazardous Materials placed in or about the Premises by Lessee or at Lessee’s direction to be removed from the Premises and transported for use, storage or disposal in accordance and compliance with all applicable Hazardous Materials Laws. All reporting obligations required under the Hazardous Materials Laws and pertaining to the Premises are the sole responsibility of Lessee and Lessee is herein designated as the party solely responsible for complying with Hazardous Materials Laws regarding the disclosure of the presence or danger of Hazardous Materials, including, without limitation, all notices or other requirements under California Health and Safety Code Section 25915 et. seq., and 25249.5 et. seq. and California Code of Regulations 12000 et. Seq, as any of the same may be amended.

b.

Notice of Actions. Lessee shall immediately notify Lessor in writing of (a) any enforcement, cleanup, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (b) any claim made or threatened by any person against Lessee, Lessor or the Premises, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; (c) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or about the Premises or with respect to any Hazardous Materials removed from the Premises, including, any complaints, notices, warnings, reports or asserted violations in connection therewith; and (d) any release of a Hazardous Material that Lessee knows or has reason to believe has been or will come to be released or located within, on, under or about the Premises. Lessee shall also provide to Lessor, as promptly as possible, and in any event within five (5) business days after Lessee first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Lessee’s use thereof. Upon written request of Lessor (to enable Lessor to defend itself from any claim or charge related to any Hazardous Materials Law), Lessee shall promptly deliver to Lessor notices of hazardous waste manifests reflecting the legal and proper disposal of all such Hazardous Materials removed or to be removed from the Premises. All such manifests shall list the Lessee or its designated agent as a responsible party and in no way shall attribute responsibility for any such Hazardous Materials to Lessor. In the event Lessee must comply with the Hazardous Materials Laws, Lessee shall, prior to submittal, immediately notify Lessor of Lessee’s intended course of action, including without limitation delivering to Lessor copies of any proposed notices to governing authorities or proposed cleanup plans.

c.

Hazardous Materials Indemnity. Lessee shall indemnify, defend (by counsel reasonably acceptable to Lessor), protect, and hold Lessor and each of Lessor’s agents, officers, employees, contractors, servants, invitees and guests (collectively, “Lessor’s Agents”) free and harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), liabilities, penalties, fines, forfeitures, interest, losses, costs, expenses, injunctive actions or orders and damages (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and sums paid in settlement of claims, “response costs” as defined in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), punitive damages, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees), judgments, administrative rulings or orders or death of or injury to any person or damage to any property whatsoever (including, without limitation, water tables, sewer systems and atmosphere), first arising or accruing during the Term of this Lease, in whole or in part, by the presence or discharge in, on, under or about the Premises, or from the transportation or disposal of any Hazardous Materials to or from the Premises by Lessee or Lessee’s Agents or at Lessee’s direction, or by Lessee’s failure to comply with any Hazardous Materials Law, whether knowingly, the standard being one of strict liability, or from any breach by Lessee of the obligations in this Article 8A. Lessee’s indemnification obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary Hazardous Materials management plan, investigation, repairs, cleanup or detoxification or decontamination of the Premises, and the presence and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration of or early termination of the Term of this Lease. For purposes of the indemnity provided herein, any acts or omissions of Lessee, or its Agents, sublessees, assignees, contractors or subcontractors (whether or not they are negligent, intentional willful or unlawful) shall be strictly attributable to Lessee. With respect to the foregoing, Lessee acknowledges that it is familiar with Section 1542 of the California Civil Code which reads “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor....” and hereby releases Lessor and Lessor’s Agents from any unknown claims and waives all rights Lessee may have under Section 1542 of the Civil Code or under any other statute or common law principle of similar effect. Notwithstanding anything to the contrary contained herein, Lessor expressly agrees that

Lessee shall not be responsible for any Hazardous Materials existing in, on or below the Premises prior to the earlier of (i) the Commencement Date and (ii) the date of any earlier possession by Lessee.

d.	Clean-up. The indemnification of Lessor by Lessee pursuant to Subarticle 8Ac. above includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental or quasi-governmental agency or political subdivision because of Hazardous Materials present in the soil or ground water on or under the Premises or emanating from the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises is caused or permitted by Lessee or any of Lessee’s Agents and results in the contamination of the Premises, Lessee shall promptly take all actions at its sole cost and expense as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Materials to the Premises, provided Lessor’s approval of such action shall first be obtained, which approval shall not be unreasonably withheld so long as such action would not potentially have any material adverse long-term or short-term effect on the Premises.

e.

Business. Lessor acknowledges that it is not the intent of this Article 8A to prohibit Lessee from operating its business as described in Article 8 above. Lessee may operate its business according to the custom of the industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all applicable Hazardous Materials Laws. As a material inducement to Lessor to allow Lessee to use Hazardous Materials in connection with its business, Lessee agrees to deliver to Lessor prior to the Commencement Date, a list identifying each type of Hazardous Materials to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of Hazardous Materials on the Premises (“Hazardous Materials List”). Lessee shall deliver to Lessor an updated Hazardous Materials List upon Lessor’s request at least once a year, but not more than twice a year, and shall also deliver an updated list before any new Hazardous Materials are brought onto the Premises or on or before the date Lessee obtains any additional permits or approvals. In connection with any Hazardous Materials utilized by Lessee or Lessee’s Agents on or about the Premises, Lessee shall be responsible, at its sole cost and expense, for making any necessary modifications or improvements either to the Premises or Lessee’s equipment as required by applicable laws, or any governmental agency, Lessor’s insurance company, Lessor lender(s), Lessor’s consultant(s) or prospective purchaser(s). Lessee will, at its sole cost and expense, promptly upon receipt of written notice from Lessor, complete such improvements. If such work is not promptly undertaken and completed, Lessor shall have the right, but not the obligation, to complete such work and to charge the cost of such work to Lessee as additional rent under this Lease. Notwithstanding the foregoing, any such improvements to the Premises shall be deemed Alterations, subject to the terms and conditions of Article 10 below.

f.	Termination of Lease. Notwithstanding any provision to the contrary contained in this Lease, Lessor shall have the right to terminate this Lease in Lessor’s sole and absolute discretion in the event that (i) any anticipated use of the Premises by Lessee involves the generation or storage, use, treatment, disposal or release of Hazardous Materials in a manner or for a purpose prohibited by any governmental agency, authority or Hazardous Materials Laws; (ii) Lessee has been required by any lender or governmental authority to undertake removal or remedial action in connection with Hazardous Materials on the Premises if the presence of Hazardous Materials resulted from the action or use of the Premises by Lessee or any of Lessee’s Agents (unless Lessee is in full compliance with all requirements connected with such removal or remedial action); or (iii) Lessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of Hazardous Materials on the Premises (unless Lessee is in full compliance with such order).

g.	Assignment and Subletting. Notwithstanding the provisions of Article 8Aa. above or Article 13 below, if (i) any anticipated use of the Premises by any proposed assignee or sublessee involves or reasonably could involve the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any law, regulation, rule or ordinance, (ii) the proposed assignee or sublessee has been required by any prior lessor, lender or governmental authority to undertake removal or remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such assignee’s or sublessee’s action or use of the property in question or (iii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the release, use, disposal or storage of a Hazardous Material, then it shall not be unreasonable for Lessor to withhold its consent to an assignment or subletting to such proposed assignee or sublessee. This paragraph shall not preclude other grounds for Lessor’s rejection of a sublease or assignment pursuant to any other provisions of this Lease.

h.

Lessor’s Right to Perform Tests. At any time prior to the expiration of the Term of this Lease, Lessor shall have the right, but not the obligation, to enter upon the Premises in order to conduct appropriate tests of water and soil and to deliver to Lessee the results of such tests to demonstrate that levels of any Hazardous Materials in excess of permissible levels has occurred as a result of Lessee’s use of the Premises. Lessee shall further be solely responsible for and shall indemnify, protect, defend and hold the

Lessor and Lessor’s Agents harmless from and against all claims, costs and liabilities including actual attorneys fees and costs, arising out of or in connection with any removal, remediation, clean up, restoration and materials required hereunder to return the Premises and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials. Such testing shall be at Lessee’s expense only if it confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Premises, which has been caused by or resulted from the activities of Lessee or its Agents.

i.	Environmental Audits. Upon request by Lessor (i) from time to time, but in no event more than one (1) time per Lease Year, during the Term of this Lease (a “Lessor Request”), (ii) prior to the exercise of any renewal term and/or (iii) prior to vacating the Premises, Lessee shall undertake and submit to Lessor an environmental audit from an environmental company reasonably acceptable to Lessor which audit shall evidence Lessee’s compliance with this Article 8A. Lessee shall submit such an audit within thirty (30) days from the date of any Lessor Request.

j.	Health and Safety Code and Civil Code Notification Requirements. Lessee recognizes its obligations under the California Health and Safety Code to notify Lessor of any release of a hazardous substance that Lessee knows or has reason to believe has or will come to be located on or beneath the Premises. Lessee further recognizes its obligations under California Civil Code sections 850, et seq. to notify Lessor of any release of a hazardous material of which Lessee has actual awareness and which is likely to exceed the notification threshold as defined in California Civil Code section 850.

k.	Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the asbestos containing materials (“ACM”) must be disclosed. Certain areas of the Building may contain ACM, but these areas are generally inaccessible to tenants, such as machinery rooms, the inside of sealed walls, above suspended ceilings or encapsulated in floor tiles. Lessee agrees not to expose or disturb any ACM unless Lessor has given Lessee its prior written consent thereto and Lessee complies with all applicable legal requirements and any Lessor’s written procedures for handling ACM. Lessee’s failure to comply with the immediately preceding sentence shall constitute a material default and breach of this Lease, entitling Lessor to pursue any of its remedies pursuant to Article 22 below. Lessor will provide Lessee with a copy of any Lessor’s written procedures for handling asbestos after any Lessee’s written request therefor.

l.	Hazardous Materials Defined. The term “Hazardous Material(s)” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations promulgated thereto, as any of the same may be amended: (1) any “hazardous substance” within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. Sections 9601 et seq. or the California Hazardous Substance Account Act, Cal. Health & Safety Code sections 25300 et seq.; (2) any “hazardous waste” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; (3) any “hazardous waste” or “extremely hazardous waste” within the meaning of the California Waste Control Law, Cal. Health & Safety Code sections 25100 et seq.; (4) any “hazardous chemical substance or mixture” or “imminently hazardous chemical substance or mixture” within the meaning of the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; (5) any “hazardous air pollutant” within the meaning of the Federal Clean Air Act, 42 U.S.C. Sections 7400 et seq.; (6) any “toxic pollutant” or “oil or hazardous substance” within the meaning of the Federal Water Pollution Control Act, 33 U.S.C. Sections 1250 et seq.; (7) any “contaminant” within the meaning of the Safe Drinking Water Act, 42 U.S.C. Section 300i; (8) any “chemical known to the state to cause cancer or reproductive toxicity” within the meaning of the Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety Code Section 25249.5 et seq.; (9) any “refuse matter” within the meaning of The Refuse Act of 1899 , 33 U.S.C. Section 407; (10) any “waste” within the meaning of the Porter-Cologne Water Quality Control Act, Cal. Water Code Sections 13000 et seq.; (11) any “hazardous waste” or “extremely hazardous waste” within the meaning of the Hazardous Waste Disposal Land Use Law, Cal. Health & Safety Code Sections 25220 et seq.; (12) any “hazardous substance” within the meaning of the Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety Code Sections 25280 et seq.; (13) any “air contaminant” or “air pollutant” within the meaning of the Air Resources Law, Cal. Health & Safety Code Sections 39000 et seq.; (14) any “hazardous material” or “hazardous substance” within the meaning of the Hazardous Materials Release Response Plans and Inventory Law, Cal. Health & Safety Code Sections 25500 et seq.; (15) any “constituent” within the meaning of the Toxic Pits Cleanup Act of 1984, Cal. Health & Safety Code Sections 25208-25208.17; (16) petroleum or any fraction thereof; (17) asbestos; or (18) any other hazardous or toxic substance or material, waste, pollutant or contaminant, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchlorethylene and other chlorinated solvents, (ii) polychlorinated biphenyls, (iii) flammable explosives, (iv) urea formaldehyde and (v) radioactive materials and waste.

m.	Hazardous Materials Laws Defined. The term “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing now or in the future, as the same may be amended from time to time, which classify, regulate, list or define hazardous substances, materials, wastes, contaminants, pollutants and/or Hazardous Materials, including without limitation, any legal authority, regulation or policy relating to or implementing such Hazardous Materials Laws.

n.	Survival/Lessee’s Obligations. The respective rights and obligations of Lessor and Lessee under this Article 8A shall survive the expiration or termination of this Lease. During any period of time employed by Lessee after the termination of this Lease to complete the removal from the Premises or remediation of any such Hazardous Materials, Lessee shall continue to pay the full rental in accordance with this Lease, which rental shall be prorated daily.

o.	Lessor’s Representation. To Lessor’s knowledge, (i) there is no currently existing condition of the Premises which, if existing after the execution of this Lease, would require Lessee to give notice to Lessor pursuant Sections 8Ab., 8Ak. or 8Aj. above, and (ii) Lessor has received no notice (whether oral or written) which would lead Lessor to suspect Hazardous Materials are present or exist on or under the Premises or that the Premises are not in compliance with all Hazardous Materials Laws.

8B.	MONITORING, INSPECTING AND REMEDIATING MOLD; HOLD HARMLESS AND WAIVER OF CLAIMS. Without limiting the generality of any other provision in this Lease, Lessee shall have the following obligations with respect to mold:

a.	Monitoring of Premises. Lessee, at its sole cost and expense, shall (i) regularly monitor the Premises for the presence of mold or for any conditions that reasonably can be expected to give rise to mold (the “Mold Conditions”), including, but not limited to, observed or suspected instances of water damage, mold growth, repeated complaints of respiratory ailment or eye irritation by any of Lessee’s Agents, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises, and (ii) promptly notify Lessor in writing if it suspects mold or Mold Conditions at the Premises.

b.

Inspection of Premises. In the event of suspected mold or Mold Conditions at the Premises, Lessee shall, at its sole cost and expense: (i) promptly cause an inspection of the Premises to be conducted to determine if mold or Mold Conditions are present at the Premises; (ii) notify Lessor, in writing, at least three (3) business days prior to the inspection, of the date on which the inspection shall occur, and which portion of the Premises shall be subject to the inspection; (iii) retain an industrial hygienist certified by the American Board of Industrial Hygienists (“CIH”) or an otherwise qualified mold consultant (generally, “Mold Inspector”) to conduct the inspection; and (iv) cause such Mold Inspector to (1) obtain or maintain errors and omissions insurance coverage with terms and limits customarily maintained by Mold Inspectors, adding Lessor as an additional insured with respect to Lessor’s vicarious liability, and upon Lessor’s request, provide to Lessor evidence of such coverage and a copy of the endorsement granting Lessor additional insured status, (2) perform the inspection in a manner that is strictly confidential and consistent with the duty of care exercised by a Mold Inspector and (3) prepare an inspection report, keep the results of the inspection report confidential and promptly provide a copy thereof to Lessor.

c.	Remediation of Mold. In the event the inspection required by Subarticle 8Bb. determines that mold or Mold Conditions are present at the Premises, then, except as provided in Article 8Bf. below, Lessee, at its sole cost and expense, shall promptly: (i) hire trained and experienced mold remediation contractors to prepare a remediation plan and to remediate the mold or Mold Conditions at the Premises; (ii) send Lessor notice, in writing, with a copy of the remediation plan, at least three (3) business days prior to the mold remediation, stating (1) the date on which the mold remediation shall start, (2) which portion of the Premises shall be subject to the remediation, (3) the name, address and telephone number of the certified mold remediation contractors performing the remediation, (4) the remediation procedures and standards to be used at the Premises, (5) the clearance criteria to be employed at the conclusion of the remediation and (6) the date the remediation will conclude; (iii)notify, in accordance with any applicable state or local health or safety requirements, its employees as well as occupants and visitors of the Premises of the nature, location and schedule for the planned remediation; (iv) ensure that the mold remediation is conducted in accordance with the relevant provisions of the document Mold Remediation in Schools and Commercial Buildings (EPA 402-K-01-001, March 2001) (“EPA Guidelines”), published by the U.S. Environmental Protection Agency, as the same may be amended or revised from time to time, or any other applicable, legally binding federal, state or local laws, regulatory standards or guidelines; and (v) provide Lessor with a draft of the mold remediation report and give Lessor a reasonable opportunity to review and comment thereon, and when such report is finalized, promptly provide Lessor with a copy of the final remediation report.

d.

Post-Remediation Inspection. Lessee acknowledges and agrees that Lessor shall have a reasonable opportunity to inspect the remediated portion of the Premises after the conclusion of the mold remediation. If the results of Lessor’s inspection indicate that the remediation does not comply with the final remediation report or any other applicable federal, state or local laws, regulatory standards or guidelines, including, without limitation, the EPA Guidelines, then Lessee, at its sole cost and expense, shall immediately take all further actions necessary to ensure such compliance, as well as reimburse Lessor for the cost of such inspection within ten (10) days after Lessee’s receipt of written notice of the amount thereof.

e.	Lessee’s Mold Related Indemnity and Waiver of Claims. Except to the extent that any of the same result from the failure of Lessor to perform its obligation under Article 8Bf., Lessee shall indemnify, defend (by counsel reasonably acceptable to Lessor), protect, and hold Lessor and each of Lessor’s Agents free and harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), liabilities, penalties, forfeitures, interest, losses, expenses and/or damages (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of the Premises and sums paid in settlement of claims, punitive damages, attorneys fees, consultant fees and expert fees), judgments, administrative rulings or orders, fines, costs or death of or injury to any person or damage to any property whatsoever, caused during the Term of this Lease, in whole or in part, directly or indirectly, by mold or Mold Conditions in, on, under or about the Premises (arising in connection with fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of any pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause) or from any breach by Lessee of the obligations in this Article 8B, and Lessee hereby waives any claim (including, without limitation, any claim or claims based upon the negligence of Lessor or any of Lessor’s Agents) it may have against Lessor and/or any of Lessor’s Agents arising from, or in connection with, the presence of mold or Mold Conditions in, on, under or about the Premises at any time during the Term of the Lease. Lessee’s indemnification obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary mold management plan, investigation, remediation, cleanup or detoxification or decontamination of the Premises, and the presence and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive Lease Termination. For purposes of the indemnity provided herein, any acts or omissions of Lessee, or any of Lessee’s Agents, sublessees, assignees, contractors or subcontractors (whether or not they are negligent, intentionally willful or unlawful) shall be strictly attributable to Lessee.

f.

Lessor Repair. Without limiting the generality of any provision of this Lease that limits any liability of Lessor, in the event that Lessee provides written notice to Lessor identifying any leak or Mold Condition that is caused by a condition that Lessor is required to repair under Article 11c. below, Lessor will use commercially reasonable efforts to diligently repair such condition, which shall be Lessor’s sole obligation with respect to such Mold Condition.

g.	Lessor’s Representation. To Lessor’s knowledge, on the date hereof, no Mold Conditions exist or are present at the Premises and Lessor has received no notice (whether oral or written) which would lead Lessor to suspect the Premises are not in compliance with all laws and regulations relating to mold or Mold Conditions.

9.	COMPLIANCE WITH LAWS. Lessee shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with or violate any law, statute, ordinance, order or governmental rule or regulation or requirement of duly constituted public authorities or quasi-public authorities now in force or which may hereafter be enacted or promulgated. Lessee shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, orders and governmental or quasi-governmental rules, regulations or requirements now in force or which may hereafter be in force and with all recorded documents which relate to or affect the condition, use or occupancy of the Premises, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, including without limitation, the requirements of the ADA or any successor statute and statute, rule or regulation of the State of California relating to accessibility of the Premises to persons with disabilities, arising in any way from Lessee’s use of the Premises whether or not such compliance involves structural modifications, but excluding structural modifications not related to or affected by Lessee’s leasehold improvements, acts or use or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any law, statute, ordinance or governmental or quasi-governmental rule, regulation or requirement, shall be conclusive of that fact as between the Lessor and Lessee. Lessee shall indemnify, defend with counsel acceptable to Lessor and hold Lessor and Lessor’s Agents, partners, directors and shareholders harmless from and against any claim, action, suit, proceeding, order, judgment, liability, penalty or expense (including, without limitation, reasonable attorneys’ fees) arising out of the failure of Lessee to comply with any applicable law, statute, ordinance, order, rule, regulation, requirement or recorded document affecting the Premises. Lessee acknowledges that Lessee has independently investigated, and is satisfied with, the suitability of the Premises for Lessee’s intended use and that it has independently investigated, and is satisfied, that the Building and Premises meet all governmental and quasi-governmental requirements for such intended use.

10.	ALTERATIONS AND ADDITIONS.

a.

Lessee’s Alterations. Lessee shall not make or suffer to be made any alterations, additions, deletions, changes or improvements (individually, an “Alteration,” and collectively, “Alterations”) to or of the Premises, or any part thereof without Lessor’s prior written consent, which consent shall not, except as otherwise expressly provided in this Lease, be unreasonably withheld or delayed. Lessor may impose, as a condition to the aforesaid consent, such requirements and conditions as Lessor may deem necessary in its reasonable discretion, including, without limitation, requirements and conditions relating to: the manner in which the work is done (including, without limitation, the plans and specifications); the contractor by whom the work is to be performed; and the times during which such work is to be accomplished. Without limiting the generality of the foregoing, Lessor may impose any of the following requirements: (i) that Lessee post a completion bond in an amount and form reasonably satisfactory to Lessor; and (ii) that Lessee reimburse Lessor, as additional rent, for Lessor’s reasonable costs incurred in reviewing any proposed Alterations, whether or not Lessor’s consent is granted. If Lessor fails to respond to Lessee’s written request for consent within thirty (30) days after Lessor’s receipt of any such request, Lessor shall be deemed to have consented to the Alterations described in such request. On or before Lease Termination, Lessee, at its expense, will remove any and all such Alterations installed by Lessee and designated for removal by Lessor (except as provided below with respect to the Initial Alterations [defined below]) and shall, at its cost, promptly repair all damages to the Premises caused by such removal and restore the Premises to the condition existing on the Commencement Date (and, without limiting the use of the Security Deposit pursuant to any other provision of this Lease, if Lessee shall fail to so remove and restore, Lessor may do so and use such amount of the Security Deposit as is necessary to reimburse Lessor for the costs and expenses incurred by Lessor in connection therewith). If Lessor consents to any Alterations to the Premises by Lessee, the same shall be made by Lessee at Lessee’s sole cost and expense in accordance with plans and specifications approved, in advance, by Lessor. Any such Alterations made by Lessee shall be performed in accordance with all applicable laws, ordinances and codes and in a first class workmanlike manner, and shall not weaken or impair the structural strength or lessen the value of the Building, shall not incorporate materials that are susceptible to mold (e.g., rubber foam), shall not invalidate, diminish, or adversely affect any warranty applicable to the Building or any other improvements located within the Premises, including any equipment therein, and shall be performed in a manner causing Lessor and Lessor’s Agents the least interference and inconvenience practicable under the circumstances. In making any such Alterations, Lessee shall, at Lessee’s sole cost and expense:

(1) File for and secure any necessary permits or approvals from all governmental departments or authorities having jurisdiction over the Premises, and any utility company having an interest therein;

(2) Notify Lessor in writing at least fifteen (15) days prior to the commencement of work on any Alteration, so that Lessor can post and record appropriate notices of non responsibility; and

(3) Provide copies to Lessor of all drawings and specifications prior to commencement of construction of any Alterations.

In no event shall Lessee make or suffer to be made any Alteration to the mechanical, utility or cable systems of the Building or to the structural portions of the Building or any part thereof without Lessor’s prior written consent, which consent may be withheld in Lessor’s sole discretion.

b.	Alterations Required by Law. Lessee shall pay to Lessor as additional rent, the cost of any structural or non structural alteration, addition or change to the Building and/or at Lessor’s election, shall promptly make, at Lessee’s sole expense and in accordance with the provisions of Article 10a. above, any structural or non structural alteration, addition or change to the Premises required to comply with laws, regulations, ordinances or orders of any public agencies, whether now existing or hereinafter promulgated, where such alterations, additions or changes are required by reason of: Lessee’s or any of Lessee’s Agents’ acts; Lessee’s use or change of use of the Premises; Alterations or improvements to the Premises made by or for Lessee; or Lessee’s application for any permit or governmental approval.

c.	Lessor’s Improvements. All fixtures, improvements or equipment which are installed, constructed on or attached to the Premises, or any part of the Premises by Lessor at its expense shall be a part of the realty and belong to Lessor.

d.

Initial Alterations. As soon as reasonably practicable after the Commencement Date, Lessee shall complete the following alterations and improvements to the interior of the Building (collectively, the “Initial Alterations”): (i) the construction of a decontamination room (the “Decontamination Room”); (ii) modifications to the Java lobby, including the addition of a wall (the “Java Lobby Wall”) and the replacement of the carpeting with VCT; (iii) the construction of two rooms in the cubicle area on the Geneva side of the Building, as well as the installation of carpeting and dropped ceilings with sprinklers in such rooms; (iv) the addition of lighting to the warehouse portion of the Building; (v) items 1, 2 and 2a listed as “Ductwork Specialties” on Exhibit “B”; (vi) items 2, 7 and 8 of the items listed as “Subcontractors” on Exhibit “B”; (vii) items 1, 3 (provided that Lessee shall only be responsible for overtime to the extent related to any of the Initial Alterations described in the other subclauses of this Article 10d.), 4, 5 (provided that Lessee shall only be responsible for electrical upgrades to the extent related to any of the Initial Alterations described in the other subclauses of this Article l0d.) and 6 listed as

“Exclusions” on Exhibit “B”; (viii) the removal of the three (3) H/C stalls at the rear parking area along Java Drive and the restriping of the same as regular parking; (ix) the addition of truncated domes to certain exterior doors; (x) the updating of the main entry H/C parking to replace the three (3) H/C parking stalls removed pursuant to clause (vii) above, including the removal of a portion of the concrete and the installation of a small ramp, together with related signage and graphics; and (xi) if legally required, the addition of a ramp and striping connecting the sidewalk owned by the City of Sunnyvale with the Premises. The Initial Alterations shall be deemed an Alteration and shall be subject to the terms and conditions applicable to Alterations set forth in Subarticles (a)-(c) of this Article 10, including without limitation, (1) Lessor’s prior written approval of the Initial Alterations within twenty (20) days after Lessee has provided Lessor with detailed plans and specifications describing the nature and scope thereof, such approval not to be unreasonably withheld or delayed (provided that if Lessor fails to respond to Lessee’s written request for approval within such twenty (20) day period, Lessor shall be deemed to have consented to the Initial Alterations described in such request), (2) compliance with all legal requirements pertaining to such improvements, including without limitation, the performance of any ADA or other improvements mandated by any governmental or quasi-governmental authority in connection with the issuance to Lessee of a permit for the Initial Alterations (which permit shall also cover the New Units to be installed by Lessor as a part of Lessor’s HVAC Work) , and (3) Lessor’s prior written approval, not to be unreasonably withheld or delayed, of the general contractor performing the Initial Alterations. Further, Lessee shall take commercially reasonable steps so that the contractors retained by Lessee to perform the Initial Alterations shall not materially interfere with any contractors or vendors performing any work of improvement to be performed by Lessor under this Lease. The Initial Alterations shall be deemed the property of Lessee, but, subject to Lessor’s right and election to cause Lessee to restore all or any portions of the Premises, shall become the property of Lessor upon Lease Termination.

Lessee’s actual, out-of-pocket costs and expenses incurred in connection with the installation of the Initial Alterations shall be referred to herein as the “Initial Alterations Cost.” Provided Lessee is not in default of any of its obligations under this Lease and has not issued an effective Termination Notice pursuant to Article 3a. on or before the Outside Date, Lessor shall reimburse Lessee for the Initial Alterations Cost, subject to a maximum aggregate reimbursement obligation of One Hundred Forty-One Thousand Six Hundred and Ten Dollars ($141,610.00). Such reimbursement may be made at one time or from time to time (in increments of no less than Fifteen Thousand Dollars [$15,000.00], provided the last such increment may be for a lesser amount) within thirty (30) days after Lessor’s receipt of written notice from Lessee (any such notice being referred to herein as a “Reimbursement Request”), which Reimbursement Request, to be effective, shall include a copy of (1) the paid invoice(s) evidencing the portion of the Initial Alterations Cost for which reimbursement is being requested, (2) a copy of the certification issued by the appropriate governmental authority or authorities evidencing the completion of the portion of the Initial Alterations for which Initial Alteration Cost reimbursement is being requested in accordance with all legal rules, regulations and requirements pertaining thereto, (3) unconditional lien waivers from any and all persons and entities performing, or supplying materials for, any part of the Initial Alterations for which Initial Alterations Cost reimbursement is being requested and (4) As-Built plans in both hard copy and electronic forms for the portion of the Initial Alterations for which Initial Alterations Cost reimbursement is being requested. Notwithstanding the foregoing and any provision to the contrary in this Lease, (a) in no event shall Lessor be obligated to make any reimbursement pursuant to the foregoing prior to November 1, 2012 and (b) any Reimbursement Request, to be effective, must be given by Lessee on or before October 31, 2013.

On or before Lease Termination, Lessee shall (A) remove the Decontamination Room, as well as patch and paint the walls of the Premises affected by such removal; and (B) remove the Java Lobby Wall, as well as replace any VCT damaged during such removal, patch and paint any walls affected by such removal and replace any drop ceiling t-bar and tiles that were modified for the Java Lobby Wall to match. The paint to be used by Lessee in the performance of Lessee’s restoration obligations shall match the remainder of the interior of the Building and be subject to Lessor’s prior written consent, which consent shall not be unreasonably withheld.

11.	MAINTENANCE OF PREMISES.

a.

Maintenance by Lessee. Subject to Article 11(c) below, and throughout the Term, Lessee shall, at its sole expense, keep and maintain the Premises and every part thereof, in good order, condition, and repair, including without limitation, all glass, windows, window frames, skylights, interior and exterior doors (roll-up or otherwise) and door frames, loading docks, ramps, fixtures, interior walls and interior surfaces of exterior walls and ceilings, and all utility and plumbing systems, fixtures and equipment within the Premises, such as heating, ventilation and air conditioning equipment. Lessee’s obligation shall include, without limitation, restorations, replacements (except to the extent the Premises Expenses paid by Lessee include a reserve for a particular item) or renewals when necessary to keep the Premises and all improvements thereon or any part thereof in good order, condition and state of repair. Lessee shall not do anything to cause any damage, deterioration or unsightliness to the Premises. If Lessee fails to perform Lessee’s obligations under this

Article 11 or under any other Article of this Lease, Lessor may (but shall not be required to) enter upon the Premises after ten (10) days prior written notice to Lessee (except in the case of emergency, in which case no notice shall be required), perform such obligations on Lessee’s behalf and put the Premises in good order, condition and repair, and the cost thereof, together with interest thereon at the maximum rate then allowable by law shall be due and payable as additional rent to Lessor together with Lessee’s next installment of monthly rent.

b.	[Intentionally omitted.]

c.	Maintenance by Lessor. Except to the extent any such need for repair or maintenance is caused by or results from any negligence, willful misconduct or breach of any provision of this Lease by Lessee or any of Lessee’s Agents, in which event such repair or maintenance shall be done by Lessee at Lessee’s sole cost and expense, Lessor agrees (i) to repair and maintain (or to cause the repair and maintenance of) the following items and (ii) if necessary, in the reasonable opinion of Lessor, to replace the following items, at its sole cost and expense (except where otherwise indicated below): the Building foundations, the Building exterior wall structure (as opposed to the surface of any exterior wall), the structural portions of the Building roof (but not the roof membranes and coverings), the Building structural support system, the subsurface plumbing (only to the extent relating to any structural defect) and the heating, ventilation and air conditioning system serving the Building; provided, however, that Lessee shall be responsible for the costs of any repairs of or maintenance to (but not the replacement of) the roof or the heating, ventilation and air conditioning system, the costs of which shall be reimbursed to Lessor pursuant to Article 65. Lessor’s obligation hereunder to repair and maintain is subject to the further condition precedent that Lessor shall have received written notice of the need for such repairs and maintenance. Lessee shall promptly report in writing to Lessor any defective condition known to it which Lessor is required to repair and failure to so report such defective condition shall make Lessee responsible to Lessor for any liability incurred by Lessor by reason of such defective condition. The foregoing obligations shall be the sole obligations of Lessor with respect to the repair and maintenance of the Premises, it being expressly acknowledged by Lessee that the Rentals payable pursuant to this Lease are to be “triple net.”

d.	Lessee’s Waiver of Rights. Lessee hereby expressly waives all rights to make repairs at the expense of Lessor or to terminate this Lease, as provided for in California Civil Code Sections 1941 and 1942, and 1932(1), respectively, and any similar, successor or future statute or law in effect or any amendment thereof during the Term.

12.	LIENS. Lessee shall keep the Premises and every portion of the Premises free from ‘any and all mechanics’, material men’s and other liens, and claims thereof, arising out of any work performed, materials furnished or obligations incurred by or for Lessee. Lessor may require, at Lessor’s sole option, that Lessee provide to Lessor at Lessee’s sole cost and expense a payment and performance bond, or its equivalent, in an amount equal to one and one half (1-1/2) times any and all estimated costs of any Alterations to the Premises, to insure Lessor against any liability for mechanics’ and material men’s liens and to insure completion of the work. Lessee shall indemnify, defend with counsel reasonably acceptable to Lessor and hold Lessor harmless from and against any liens, demands, claims, actions, suits, proceedings, orders, losses, costs, damages, liabilities, penalties, expenses, judgments or encumbrances (including, without limitation, attorneys’ fees) arising out of any work or services performed or materials furnished by or at the direction of Lessee or any of Lessee’s Agents or any contractor retained by Lessee with respect to the Premises. Lessor shall have the right, at all times, to post and keep posted on the Premises, any notices permitted or required by law, or which Lessor shall deem proper, for the protection of Lessor, the Premises, and any other party having an interest therein, from mechanics’ and material men’s liens, including, without limitation, a notice of non-responsibility. Lessee shall give written notice to Lessor fifteen (15) days prior to employing any laborer or contractor to perform services related to, or receiving materials for use upon the Premises, and prior to the commencement of any work of improvement on the Premises. Should any claims of lien relating to work performed, materials furnished or obligations incurred by Lessee be filed against, or any action be commenced affecting the Premises, any part of thereof and/or Lessee’s interest therein, Lessee shall give Lessor notice of such lien or action within three (3) days after Lessee receives notice of the filing of the lien or the commencement of the action. If Lessee does not, within twenty (20) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Lessor shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including by payment of the claim giving rise to such lien or by posting a proper bond, or by requiring Lessee to post for Lessor’s benefit a bond, surety, or cash amount equal to one and one-half (1-1/2) times the amount of lien and sufficient to release the Premises from the lien. All sums paid by Lessor pursuant to this Article 12 and all expenses incurred by it in connection therewith including reasonable attorneys’ fees and costs shall be payable to Lessor by Lessee as additional rent on demand.

13.	ASSIGNMENT AND SUBLETTING.

a.

Prohibitions in General. Except as provided below with respect to any Permitted Transfer (defined below), Lessee shall not (whether voluntarily, involuntarily or by operation of law) assign this Lease or allow all or any part of the Premises to be sublet without Lessor’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed, subject, nevertheless, to the provisions of this Article 13. Except for an allowed assignment or subletting pursuant to the previous sentence, Lessee shall not (whether voluntarily, involuntarily or by operation of law) (i) allow all or any part of the Premises to be occupied or used by any person or entity other than Lessee, (ii) transfer any right appurtenant to this Lease or the Premises, (iii) mortgage, hypothecate or encumber the Lease or Lessee’s interest in the Lease or Premises (or otherwise use the Lease as a security device) in any manner or (iv) permit any person to assume or succeed to any interest whatsoever in this Lease, without Lessor’s prior written consent in each instance, which consent may be withheld in Lessor’s reasonable discretion.

Any assignment, sublease, hypothecation, encumbrance, or transfer (individually and collectively, a “Transfer”) in violation of this Article 13 shall constitute a default by Lessee and shall be voidable. Lessor’s consent to any one Transfer shall not constitute a waiver of the provisions of this Article 13 as to any subsequent Transfer nor a consent to any subsequent Transfer. The provisions of this Article 13a. expressly apply to all heirs, successors, sublessees, assigns and transferees of Lessee. If Lessor consents to a proposed Transfer or there is a Permitted Transfer, such Transfer shall be valid and the transferee shall have the right to take possession of the Premises only if the Assumption Agreement described in Article 13c. below is executed and delivered to Lessor, Lessee has paid the costs and fees described in Article 13i. below and an executed counterpart of the assignment, sublease or other document evidencing the Transfer is delivered to Lessor and such transfer document contains the same terms and conditions as stated in Lessee’s notice given to Lessor pursuant to Article 13d. below, except for any such modifications Lessor has consented to in writing. The acceptance of Rentals by Lessor from any person or entity other than Lessee shall not be deemed to be a waiver by Lessor of any provision of this Lease or to be a consent to any Transfer.

b.	Collection of Rent. Lessee irrevocably assigns to Lessor, as security for Lessee’s obligations under this Lease, all rent not otherwise payable to Lessor by reason of any Transfer of all or any part of the Premises or this Lease. Lessor, as assignee of Lessee, or a receiver for Lessee appointed on Lessor’s application, may collect such rent and apply it toward Lessee’s obligations under this Lease; provided, however, that until the occurrence (and then only during the continuance) of any default by Lessee or except as provided by the provisions of Article 13f. below, Lessee shall have the right to collect such rent.

c.

Assumption Agreement. As a condition to Lessor’s consent to any Transfer of Lessee’s interest in this Lease or the Premises, Lessee and Lessee’s assignee, sublessee, encumbrancer, secured party as a result of a hypothecation, or transferee (collectively “Transferee”), shall execute a written Assumption Agreement, in a form reasonably approved by Lessor, which Agreement shall include a provision that Lessee’s Transferee shall expressly assume all obligations of Lessee under this Lease to the extent of the interest transferred, and shall be liable for the performance of all conditions, covenants, and obligations under this Lease to the extent of the interest transferred from the effective date of the Transfer. Upon the effective date of such Assumption Agreement and the satisfaction of the other conditions to the Transfer set forth in this Article 13 (including, without limitation, that the prospective Transferee has met the Net Worth Standard [defined below]), Lessee shall be released of all liability and obligations under this Lease first arising or accruing from and after the date of the Transfer.

d.	Request for Transfer. Lessee shall give Lessor at least thirty (30) days prior written notice of any desired Transfer and of the proposed terms of such Transfer, including but not limited to: the name and legal composition of the proposed Transferee; a financial statement of the proposed Transferee certified as true and correct by its chief financial officer (or a person holding a similar position) or a CPA firm and prepared in accordance with generally accepted accounting principles within one year prior to the proposed effective date of the Transfer; the nature of the proposed Transferee’s business to be carried on in the Premises; the payment to be made or other consideration to be given on account of the Transfer; and other such pertinent information as may be reasonably requested by Lessor (provided any such information which is proprietary or otherwise confidential and is not necessary for the determination as to whether the prospective Transferee has met the Net Worth Standard may be withheld), all in sufficient detail to enable Lessor to evaluate the proposed Transfer and the prospective Transferee. Lessee’s notice shall not be deemed to have been served or given until such time as Lessee has provided Lessor with all information specified above and all additional information requested by Lessor pursuant to this Article 13d. Lessee shall immediately notify Lessor of any modification to the proposed terms of such Transfer. Provided the following recapture right shall not apply to Permitted Transfers, notwithstanding any other provision to the contrary in this Lease, upon receipt of any notice from Lessee requesting any Transfer pursuant to this Article, Lessor shall have the right and option, by written notice to Lessee (a “Recapture Notice”) given on or before the date which is thirty (30) days after Lessor’s receipt of such notice, to recapture the Premises, in which case this Lease shall terminate on the date which is thirty (30) days after Lessee’s receipt of a Recapture Notice. Upon any such termination of this Lease, the parties shall be relieved of all further obligations under this Lease, except for any liability theretofore accrued and those obligations which survive the termination of this Lease pursuant to any provision hereof.

e.

Bonus Value. It is the intent of the parties hereto that this Lease shall confer upon Lessee only the right to use and occupy the Premises, and to exercise such other rights as are conferred upon Lessee by this Lease. The parties agree that this Lease is not intended to have a bonus value, nor to serve as a vehicle whereby Lessee alone may profit by a future Transfer of this Lease or the right to use or occupy the Premises as a result of any favorable terms contained herein or any future changes in the market for leased space. It is the intent of the parties that any such bonus value (which shall include deductions only for (i) any commission paid by Lessee, to the extent reasonable and paid to a third party, and (ii) legal fees of not more than One Thousand Dollars ($1,000.00) paid by Lessee) that may attach to this Lease shall be shared equally by Lessor and Lessee.

f.	Conditional Consent. Without otherwise limiting the criteria upon which Lessor may withhold its consent to any proposed Transfer, if Lessor withholds its consent where the proposed Transferee’s net worth (according to generally accepted accounting principles) is less than Fifty Million Dollars ($50,000,000) (the “Net Worth Standard”), such withholding of consent shall be presumptively reasonable. Notwithstanding anything in this Lease to the contrary, a Permitted Transfer shall not require the consent of Lessor, but shall be subject to the Net Worth Standard. It shall also be presumptively reasonable for Lessor to require, as a condition to its consent that:

(i) Any and all rent to be paid by a Transferee, including, but not limited to, one-half (1/2) of any bonus value or rent in excess of the Rentals to be paid under this Lease (prorated in the event that a sublease is of less than the entire Premises), shall be paid by Lessee, together with monthly Base Rent due under this Lease, directly to Lessor at the time and place specified in this Lease. For the purposes of this Article 13, the term “rent” shall include any consideration of any kind received, or to be received, by Lessee from a Transferee, if such sums are related to Lessee’s interest in this Lease or in the Premises, including, but not limited to, key money, bonus money and payments (in excess of the fair market value thereof) for Lessee’s assets, fixtures, trade fixtures, inventory, accounts, goodwill, equipment, furniture, general intangibles, and any capital stock or other equity ownership interest of Lessee; and/or

(ii) Either Lessee or the proposed Transferee cure, on or before the proposed effective date of such Transfer, any and all uncured defaults hereunder; provided, however, in no event shall Lessor’s failure to condition its consent upon such cure be deemed to be a waiver of any such default or Lessor’s rights and remedies under this Lease, at law, or in equity in regard thereto. If Lessor has elected to impose such cure as a condition to its consent and such condition is not satisfied by the effective date of the Transfer, the Transfer shall be voidable at Lessor’s option.

g.

Corporations and Partnerships. Subject to Article 13h., if Lessee is a partnership, a withdrawal or substitution (whether voluntary, involuntary or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning fifty percent (50%) or more of the partnership, any assignment(s) of fifty percent (50%) or more (cumulatively) of any interest in the capital or profits of the partnership or the dissolution of the partnership shall be deemed a Transfer of this Lease. Subject to Article 13h., if Lessee is a corporation, any dissolution, merger, consolidation or other reorganization of Lessee, any sale or transfer (or cumulative sales or transfers) of fifty percent (50%) or more of the capital stock of Lessee in one (1) year or of more than fifty percent (50%) of the value of all or substantially all of the assets of Lessee shall be deemed a Transfer of this Lease. This Article 13g. shall not apply to corporations the capital stock of which is publicly traded.

h.	Permitted Transfers. Notwithstanding the foregoing, Lessee shall have the right to assign the Premises or sublet the Premises or any part thereof to (1) an affiliate, subsidiary or parent of Lessee or (2) any entity which merges or consolidates with, or acquires all or substantially all of the assets of, Lessee, without the consent of Lessor, provided Lessee complies with all of the other provisions of this Article 13 in connection with such Permitted Transfer, including, without limitation, Articles 13c, 13d. and 13f. (but, for the avoidance of doubt, such Permitted Transfers shall not be subject to Lessor’s recapture right in Article 13d.). For purposes of the foregoing, the terms “subsidiary”, “affiliate” and “parent” shall mean the following:

(i) An “affiliate” shall mean any entity which is directly controlled by or under common control with Lessee. For this purpose, “control” shall mean the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of securities, by contract or otherwise.

(ii) A “subsidiary” shall mean any entity which is fifty-one percent (51%) or more owned by Lessee.

(iii) A “parent” shall mean any entity owning fifty-one percent (51%) or more of the voting stock of Lessee.

Any Transfer in accordance with this Article 13h. and which also satisfies the other conditions set forth in this Article 13, except for Lessor’s prior written consent, shall be a “Permitted Transfer.”

i.	Attorneys’ Fees and Costs. Lessee shall pay, as additional rent, Lessor’s actual costs and reasonable attorneys’ fees incurred for reviewing, investigating, processing and/or documenting any requested Transfer, whether or not Lessor’s consent is granted.

j.	Miscellaneous. Regardless of Lessor’s consent, no Transfer shall release Lessee of Lessee’s obligations under the Lease or alter the primary liability of Lessee to pay the Rentals and to perform all other obligations to be performed by Lessee hereunder. The acceptance of Rentals by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Upon breach or default by any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said assignee or successor. Lessor may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with any assignee of Lessee, without notifying Lessee or any successor of Lessee, and without obtaining its or their consent thereto and such action shall not relieve Lessee of liability under this Lease.

k.	Reasonable Provisions. The parties agree that for all purposes including the purposes of the Federal Bankruptcy Code, Lessor may rightfully withhold its consent to a proposed Transfer which requires Lessor’s consent if the proposed Transferee is unable to provide to Lessor adequate assurances of future performance of the Lease, including, without limitation, adequate assurance (i) of the source of Rentals or other consideration due under the Lease, (ii) that the Transfer will not breach any provision in this Lease or any other lease affecting the Premises such as a location, use or exclusivity provision, or any financing agreement or document creating an interest in the Premises superior or prior to that of Lessee relating to the Premises and (iii) that any proposed Transferee will use the Premises for the specific purpose stated herein. Lessee acknowledges that, but for Lessee’s identity, financial condition and ability to perform the obligations of Lessee under the Lease, Lessor would not have entered into this Lease nor demised the Premises to Lessee and that, in entering into this Lease, Lessor has relied specifically on Lessee’s identity, financial condition, responsibility and capability of performing the obligations of Lessee under the Lease. Lessee acknowledges that Lessor’s rights under this Article 13, including the right to withhold consent to certain Transfers in Lessor’s sole and absolute discretion, are reasonable, agreed upon and bargained for rights of Lessor and that the Rentals set forth in the Lease have taken into consideration such rights. Lessee expressly agrees that the provisions of this Article 13 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended from time to time or for any other purpose.

14.

HOLD HARMLESS. Lessee shall indemnify, defend with counsel reasonably acceptable to Lessor and hold Lessor and Lessor’s Agents, partners, directors and shareholders harmless from and against any and all claims, including those for property damage, or personal injury including death, arising out of (i) Lessee’s use of the Premises or any part thereof, (ii) any activity, work or other thing done, permitted or suffered by Lessee in or about the Premises, (iii) any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease or (iv) any act or negligence of the Lessee or any of Lessee’s Agents, and in each case from and against any and all damages, losses, liabilities, penalties, judgments, and costs and expenses (including, without limitation, attorneys’ fees) arising in connection with any such claim or claims as described in clauses (i) through (iv) above, or any suit, action or proceeding brought thereon. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage or loss to property or injury or death to persons in, upon or about all portions of the Premises from any cause, except to the extent caused by the gross negligence or willful misconduct of Lessor or Lessor’s Agents, and Lessee hereby waives all claims in respect thereof against Lessor.

Lessor or its Agents shall not be liable for any loss or damage to any property by theft or otherwise, nor for any injury or death of or damage or loss to persons or property resulting from any accident, casualty or condition occurring in or about any portion of the Premises, or to any equipment, appliances or fixtures therein, or from any other cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Lessor or Lessor’s Agents where such loss is neither insured against nor required to be insured against by Lessee pursuant to this Lease. Lessor or its Agents shall not be liable for interference with the light or other incorporeal hereditaments, nor shall Lessor be liable for any latent defect in the Premises or in the Building. Notwithstanding any other provision of this Lease, in no event shall Lessor have any liability for loss of business (including, without limitation, lost profits) by Lessee. Lessee shall give prompt written notice to Lessor in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

If, by reason of any act or omission of Lessee or any of Lessee’s Agents, Lessor is made a party defendant to any litigation concerning this Lease or any part of the Premises, Lessee shall indemnify, defend with counsel acceptable to Lessor and hold Lessor harmless from any liability and damages incurred by (or threatened against) Lessor as a party defendant, including without limitation all damages, costs and expenses, including attorneys’ fees.

15.	SUBROGATION. Lessor releases Lessee and Lessee’s Agents, directors, partners and shareholders from any and all claims or demands for damages, loss, expense or injury arising out of any perils to the extent covered by insurance carried by Lessor, whether due to the negligence of Lessee or Lessee’s Agents, directors, partners and shareholders and regardless of cost or origin. Lessee releases Lessor and Lessor’s Agents, directors, partners and shareholders from any and all claims or demands for damages, loss, expense or injury arising out of any perils which are insured or required to be insured against, under any insurance carried by Lessee or required to be carried, whether due to the negligence of Lessor or its Agents, directors, partners and shareholders and regardless of cost or origin, Lessee and Lessor shall, upon obtaining the policies of insurance required to be carried under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

16.	INSURANCE.

a.	Liability Insurance. Lessee shall, at Lessee’s expense, obtain and keep in force during the Term a policy of commercial general liability insurance, including the broad form endorsement, insuring Lessor and Lessee against any liability arising out of the ownership, use, occupancy, maintenance, repair or improvement of the Premises and all areas appurtenant thereto. Such insurance shall provide single limit liability coverage of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury or death and property damage and umbrella/excess liability general aggregate coverage of not less than Two Million Dollars ($2,000,000). Such insurance shall include Lessor as an additional insured, and shall provide that Lessor, although an additional insured, may recover for any loss suffered by Lessor or Lessor’s Agents by reason of Lessee’s or any of Lessee’s Agents’ negligence. All such insurance shall specifically insure Lessee’s performance of the indemnity and hold harmless agreements contained in Article 14 above although Lessee’s obligations pursuant to Article 14 shall not be limited to the amount of any insurance required of or carried by Lessee under this Article 16 and Lessee is responsible for ensuring that the amount of liability insurance carried by Lessee is sufficient for Lessee’s purposes. Lessee may carry said insurance under a blanket policy, provided that said insurance by Lessee shall name Lessor as an additional insured.

b.	Property and Business Interruption Insurance. Lessee acknowledges and agrees that insurance coverage carried by Lessor will not cover Lessee’s property within the Premises or within the Building. Lessee shall, at Lessee’s expense, obtain and keep in force during the Term a policy of “All Risk” property insurance, including without limitation, coverage for boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief; and demolition, increased cost of construction and contingent liability from changes in building laws on all leasehold improvements installed in the Premises at Lessee’s expense (if any), and on all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereafter constructed or installed on the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the Standard ISO All Risk form, when such form is supplemented with the coverage’s required above. In addition, Lessee shall obtain and keep in force, during the Term of this Lease, a policy of business interruption insurance insuring that the monthly Base Rent will be paid to Lessor for a period which is the lesser of (i) the period of business interruption and (ii) one (1) year.

Lessor shall obtain and keep in force during the Lease term a policy or policies of insurance covering loss or damage to the Premises improvements, but not Lessee’s personal property, fixtures, equipment or improvements, in an amount not to exceed the full replacement value thereof, as the same may exist from time to time, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief (“All risks,” as such term is used in the insurance industry, except that for the purposes of this Lease, such term shall not include earthquake damage and Lessor shall have no obligation under this Lease to carry earthquake insurance), plate glass insurance and such other insurance as Lessor deems advisable.

c.	Miscellaneous. If Lessee fails to procure and maintain any insurance required to be procured and maintained by Lessee pursuant to this Lease, Lessor may, but shall not be required to, procure and maintain all or any portion of the same, at the expense of Lessee. Lessor’s election pursuant to this Article 16c. to procure and maintain all or any portion of the insurance which Lessee fails to procure and maintain is acknowledged by Lessee to be for Lessor’s sole benefit. Lessee acknowledges that any insurance procured and maintained by Lessor pursuant to this Article 16c. may not be sufficient to adequately protect Lessee. Any personal property insurance procured and maintained by Lessor for Lessee’s equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereafter constructed or installed on the Premises, may not sufficiently cover the replacement cost thereof. Any insurance procured and maintained by Lessor pursuant to this Article 16c. may provide for less coverage than is required to be maintained by Lessee pursuant to this Lease. Lessee acknowledges and agrees that Lessee is and shall remain solely responsible for procuring insurance sufficient for Lessee’s purposes, notwithstanding the fact that Lessor has procured or maintained any insurance pursuant to this Article 16c. Any insurance required to be maintained by Lessee hereunder shall be in companies rated A+ or better in “Best’s Insurance Guide”. Prior to occupancy of the Premises, Lessee shall deliver to Lessor copies of the policies of insurance required to be kept by Lessee hereunder, or certificates evidencing the existence and amount of such insurance, with evidence satisfactory to Lessor of payment of premiums. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Lessor.

d.	Increased Coverage. Not more frequently than once every year, Lessee shall increase the scope and/or amounts of insurance as follows: (i) as reasonably recommended by Lessor’s insurance broker provided that the amount of insurance recommended by such broker shall not exceed the amount customarily required of lessees in comparable premises located within the same geographic area as the Premises or (ii) as reasonably required by Lessor’s lender. Any limits set forth in this Lease on the amount or type of insurance coverage required of Lessee shall not limit the liability of Lessee under this Lease.

17.	SERVICES AND UTILITIES. Lessee shall pay during the Lease Term (and prior to delinquency) all charges for water, gas, light (including, without limitation, replacement ballasts, tubes and bulbs), heat, air conditioning, power, electricity, telephone, janitorial service, trash pick-up, sewer and all other services supplied to or consumed on the Premises. Lessee shall arrange and pay for all gas and electricity separately metered to the Premises. Janitorial services for the Premises and telephone services required by Lessee shall also be arranged and paid for by Lessee. The lack or shortage of any service or utility described in this Article due to any cause whatsoever shall not affect Lessee’s obligations hereunder, and Lessee shall faithfully keep and observe all of the terms, conditions and covenants of this Lease and pay all Rentals due hereunder without diminution, credit or deduction. Lessor shall not be liable under any circumstances for injury to or death of or loss or damage to persons or property or damage to Lessee’s business, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing.

Lessee shall not connect or permit connection with electric current, gas or water supply lines, except through existing electrical outlets, gas lines or water lines, respectively, servicing the Premises. If Lessee should require additional water, gas and/or electric current, to the extent not separately metered to the Premises, Lessee shall first procure the written consent of Lessor, which Lessor may refuse for any reason, to the use thereof and Lessor may cause a water, gas meter or electric current meter to be installed in the Premises so as to measure the amount of water, gas and electric current consumed for any such use. The cost of any such meters and of installation, maintenance and repair thereof shall be paid for by the Lessee and Lessee agrees to pay Lessor, as additional rent promptly upon demand therefor by Lessor, for all such water, gas and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility furnishing the same, plus any additional expense incurred in keeping account of the water, gas and electric current so consumed. If a separate meter is not installed, such excess cost for such water, gas and electric current will be conclusively established by an estimate made by a utility company or electrical engineer selected in good faith by Lessor. Lessee shall not, without Lessor’s prior written consent, use any machines or equipment which can exceed the capacity of any utility facilities now located within the Premises or the Building. If Lessee requires additional capacity, Lessee shall request Lessor to provide such capacity, which request Lessor may refuse in Lessor’s sole discretion. If additional capacity is furnished, Lessee shall pay on demand and as additional rent the costs thereof, including without limitation installation, operation, repair and maintenance costs.

17A.

TELEPHONE AND TELECOMMUNICATION SERVICES. Lessor’s sole obligation with respect to the provisions of telephone or telecommunication services shall be to provide an interface with the telephone network at the demarcation point supplied by the local public utility and cable pairs in an amount consistent with the engineering standards to which the Building was designed. Lessee’s maintenance and repair obligation shall include the obligation to maintain and repair all the wire between the distribution terminal on the floor where the Premises are located and the telephone jack(s) in the Premises (such wire is hereafter referred to as “Network Terminating Wire”) and all telephone and telecommunication wiring (including jacks) located within the Premises (hereafter referred to as “Inside Wire”). Upon the expiration or any sooner termination of this Lease, Lessee shall remove or cause to be removed at Lessee’s expense (i) all of Lessee’s personal property, (ii) to the extent directed by Lessor, all telephone, data processing, audio and video, security and electrical (other than electrical wiring terminating at or connected to Building standard outlets) cables, wires, lines, duct work, sensors, switching equipment, control boxes and related improvements and (iii) any and all alterations, additions, fixtures and improvements made in or upon the Premises or in any utility or telephone closets during the term of this Lease by or for Lessee, unless Lessor, at the time of its approval of such work, shall have expressly waived such requirement in writing. Lessee shall repair at its expense all damage to the Premises and the Building caused by the removal of any of the items provided in this Article 17A. Any property described in this Article 17A not removed from the Premises by Lessee upon the expiration or sooner termination of this Lease shall, at Lessor’s option, become the property of Lessor, or Lessor may remove or cause to be removed such property for Lessee’s account, and Lessee shall reimburse Lessor for the cost of removal (including the cost of repairing any damage to the Premises or the Building caused by removal), within ten (10) days after Lessor gives Lessee a statement therefor. Lessee’s obligations under this Article 17A shall survive the termination of this Lease.

18.	LESSEE USE OF LESSOR’S FURNISHINGS. Lessee shall have the right to use, without any representation or warranty of any kind, the existing furniture and cubicles owned by Lessor and located in the Building in their present condition and configuration (collectively, the “Furnishings”). Lessor shall not have any obligation to maintain, repair or replace any of the Furnishings or to provide any additional furnishings or any improvements relating to any of the same (e.g., Lessor will not be obligated to provide any additional network connections, furniture or racks). The Furnishings shall be the property of Lessor and shall be returned to Lessor at Lease Termination in the condition in which they existed upon the execution of this Lease, normal wear and tear alone excepted. Such restoration obligation shall include the restoration of communications cable serving any of the Furnishings.

19.

HOLDING OVER. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term, with or without the express written consent of Lessor, such occupancy shall be a tenancy from month to month (and not a renewal hereof or an extension for any further term) at a monthly Base Rent equal to one hundred and fifty percent (150%) of the monthly Base Rent, as adjusted, payable for the calendar month immediately preceding such expiration, and Lessee shall pay during such month to month tenancy all additional rent required to be paid by Lessee hereunder. Such month to month tenancy shall be subject to all the terms hereof applicable to a month to month tenancy, and in such case, either party may thereafter terminate this Lease at any time upon giving not less than thirty (30) days written notice to the other party. For any possession of the Premises after the Lease Termination date without Lessor’s consent, Lessee shall be liable for all detriment proximately caused by Lessee’s possession, including without limitation, attorneys’ fees, costs and expenses, and claims of any succeeding Lessee founded on Lessee’s failure to vacate, and such other remedies as are provided by law, in equity or under this Lease, including without limitation punitive damages, recoverable under California Code of Civil Procedure Section 1174. Nothing contained in this Article 19 shall be construed as consent by Lessor to any holding over by Lessee, and Lessor expressly reserves the right to require Lessee to surrender possession of the Premises to Lessor as of the Lease Termination.

20.	ENTRY BY LESSOR. Lessor reserves and shall at any and all reasonable times have the right to enter the Premises, inspect the same, supply any service to be provided by Lessor to Lessee hereunder, to submit said Premises to prospective purchasers, mortgagees, lenders or lessees, to post notices of non responsibility, to place customary “For Sale” or “For Lease” signs on or about the Premises and Building and to alter, improve or repair the Premises and any portion of the Building that Lessor may deem necessary or desirable, without any abatement of Rentals, and may for such purposes erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that in a non-emergency situation the entrance to the Premises shall not be unreasonably blocked thereby and the business of the Lessee shall not be interfered with unreasonably. For each of the aforesaid purposes, Lessor shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Lessee’s vaults, safes and files, and Lessor shall have the right to use any and all means which Lessor may deem proper to open said doors in an emergency in order to obtain entry to the Premises, without liability to Lessee except as otherwise expressly provided elsewhere in this Article. Any entry to the Premises obtained by Lessor by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Lessee from the Premises or any portion thereof. If Lessee has removed substantially all of Lessee’s property from the Premises, Lessor may, without abatement of Rentals, enter the Premises for alteration, renovation or decoration during the last thirty (30) days of the Term. With respect to any entry by Lessor into the Premises, Lessor shall be liable to Lessee solely for physical damage caused to Lessee’s personal property located within the Premises to the extent such damage is caused by Lessor’s active negligence or willful misconduct and such damage is neither insured against nor required to be insured against by Lessee pursuant to this Lease, and only with respect to an entry in a non-emergency situation. In no event shall Lessor have any liability to Lessee for any other damages caused by Lessor’s entry into the Premises. Lessee hereby waives any claim for damages or for injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other damage or loss occasioned thereby.

21.	RECONSTRUCTION. If the Premises are damaged and rendered substantially untenantable, or if the Building is damaged (regardless of damage to the Premises) or destroyed, Lessor may, within ninety (90) days after the casualty, notify Lessee of Lessor’s election not to repair, in which event this Lease shall terminate at the expiration of the ninetieth (90th) day after the casualty. If Lessor elects to repair the damage or destruction, this Lease shall remain in effect and the then current Base Rent shall be proportionately reduced during the period of repair. The reduction shall be based upon the extent to which the making of repairs interferes with Lessee’s business conducted in the Premises, as reasonably determined by Lessor. All other Rentals due hereunder shall continue unaffected, and Lessee shall have no claim against Lessor for compensation for inconvenience or loss of business during any period of repair or reconstruction. Lessee shall continue the operation of its business on the Premises during any period of reconstruction or repair to the extent reasonably practicable from the standpoint of prudent business management. Upon Lessor’s election to repair, Lessor shall diligently repair the damage to the extent of insurance proceeds available to Lessor. Lessor shall not be required to repair or replace, whether damaged by fire or other cause, any items required to be insured by Lessee under this Lease, including Lessee’s fixtures, equipment, merchandise, personal property, inventory, panels, decoration, furniture, railings, floor covering, partitions or any other improvements, alterations, additions, or property made or installed by Lessee to the Premises, and Lessee shall be obligated to promptly rebuild or restore the same to the same condition as they were in immediately before the casualty, to the extent necessary to operate Lessee’s business. Lessee hereby waives all claims for loss or damage to the foregoing. Lessee waives any rights to terminate this Lease if the Premises are damaged or destroyed, including, without limitation, any rights pursuant to the provisions of Subdivision 2 of Section 1932 and Subdivision 4 of Section 1933 of the Civil Code of California, as amended from time to time, and the provisions of any similar law hereafter enacted. If the Lease is terminated by Lessor pursuant to this Article 21, the unused balance of the Security Deposit and any Rentals unearned as of the effective date of termination shall be refunded to Lessee. Lessee shall pay to Lessor any Rentals or other charges due Lessor under the Lease, prorated as of the effective date of termination. Notwithstanding anything to the contrary in this Lease, if the damage is due to the fault or neglect of Lessee or any of Lessee’s Agents, there shall be no abatement of Base Rent or any other Rentals.

Notwithstanding the foregoing, if less than fifty percent (50%) of the rentable area of the Building is damaged from an insured casualty and the insurance proceeds actually available to Lessor for reconstruction (net of costs to recover such proceeds and after all claimants thereto including lien holders have been satisfied or waive their respective claims) (“Net Insurance Proceeds”) are sufficient to completely restore the Building, Lessor agrees to make such repairs and continue this Lease in effect. If, upon damage of less than fifty percent (50%) of the rentable area of the Building, there are not sufficient insurance proceeds actually available to allow Lessor to completely restore the Building, Lessor shall not be obligated to repair the Building and the provisions of the first paragraph of this Article 21 shall control.

Lessee shall not be entitled to any compensation or damages from Lessor for loss of the use of the whole or any part of the Premises, or for any damage to Lessee’s business, or any inconvenience or annoyance occasioned by such damage, or by any repair, reconstruction or restoration by Lessor, or by any failure of Lessor to make any repairs, reconstruction or restoration under this Article or any other provision of this Lease.

22.	DEFAULT. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

a.	Lessee’s failure to pay within five (5) days after the date when due any installment of Base Rent or any other Rentals or other sums payable hereunder;

b.	Lessee’s failure to occupy and use the Premises for thirty (30) consecutive days, which failure shall be deemed an abandonment of the Premises by Lessee;

c.	Commencement, and continuation without dismissal for at least sixty (60) days, of any case, action or proceeding by, against or concerning Lessee, or any guarantor of Lessee’s obligations under this Lease (“Guarantor”), under any federal or state bankruptcy, insolvency or other debtor’s relief law, including without limitation, (i) a case under Title 11 of the United States Code concerning Lessee or Guarantor, whether under Chapter 7, 11 or 13 of such Title or under any other Chapter, or (ii) a case, action or proceeding seeking Lessee’s or a Guarantor’s financial reorganization or an arrangement with any of Lessee’s or a Guarantor’s creditors;

d.	Voluntary or involuntary appointment of a receiver, trustee, keeper or other person who takes possession for more than thirty (30) days of substantially all of Lessee’s or a Guarantor’s assets, regardless of whether such appointment is as a result of insolvency or any other cause;

e.	Execution of an assignment for the benefit of creditors of substantially all assets of Lessee or a Guarantor available by law for the satisfaction of judgment creditors;

f.	Commencement of proceedings for winding up or dissolving (whether voluntary or involuntary) the entity of Lessee or a Guarantor, if Lessee or such Guarantor is a corporation or a partnership;

g.	Levy of a writ of attachment or execution on Lessee’s interest under this Lease, if such writ continues for a period of ten (10) days;

h.	Any Transfer or attempted Transfer of this Lease by Lessee in violation of the provisions of Article 13 above;

i.	With respect to any report that Lessee is required to submit hereunder, the intentional submission by Lessee of any false report;

j.	The use or occupancy of the Premises for any use or purpose not specifically allowed by the terms of this Lease; or

k.	Any failure by Lessee to observe or perform any term, covenant, condition, warranty, or provision contained in this Lease or of any other obligation owing or due to Lessor other than as described in subsections 22a., b., c., d., e., f., g., h., i. or j. of this Article 22, where such failure shall continue for the period specified in this Lease or if no such period is specified, for a period of thirty (30) days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than thirty (30) days are reasonably required for its cure, Lessee shall not be deemed to be in default if Lessee commences such cure within said thirty (30) day period and thereafter diligently and continuously prosecutes such cure to completion, but in no event longer than ninety (90) days after written notice thereof by Lessor to Lessee, and if Lessee provides Lessor with such security as Lessor may require to fully compensate Lessor for any loss or liability to which Lessor might be exposed. Any notice given by Lessor under this Article 22 (k) shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law.

23.	REMEDIES UPON DEFAULT. Upon any default or breach by Lessee, or at any time thereafter, with or without notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have hereunder or otherwise at law or in equity by reason of such default or breach, Lessor may do the following:

a.	Termination of Lease. Lessor may terminate this Lease or Lessee’s right to possession of the Premises by notice to Lessee or any other lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee:

(i) The worth at the time of award of the unpaid Rentals which have been earned at the time of termination;

(ii) The worth at the time of award of the amount by which the unpaid Rentals which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided;

(iii) The worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the unpaid Rentals for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and

(iv) Any other amounts necessary to compensate Lessor for all the detriment proximately caused by the default by Lessee or which in the ordinary course of events would likely result therefrom, including without limitation the reasonable costs and expense incurred by Lessor for:

(A) Retaking possession of the Premises;

(B) Cleaning and making repairs and alterations (including installation of leasehold improvements, whether or not the same shall be funded by a reduction of rent, direct payment or otherwise) necessary to return the Premises to good condition and preparing the Premises for reletting;

(C) Removing, transporting and storing any of Lessee’s property left at the Premises (although Lessor shall have no obligation to remove, transport or store any of the property);

(D) Reletting the Premises, including without limitation, brokerage commissions, advertising costs and attorneys’ fees;

(E) Attorneys’ fees, expert witness fees and court costs;

(F) Any unamortized real estate brokerage commissions paid in connection with this Lease; and

(G) Costs of carrying the Premises, such as repairs, maintenance, taxes and insurance premiums, utilities and security precautions, if any.

The “worth at the time of award” of the amounts referred to in Articles 23a.(i) and 23a.(ii) is computed by allowing interest at an annual rate equal to the greater of: ten percent (10%); or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the 25th day of the month immediately preceding the default by Lessee, on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended (the “Stipulated Rate”).

b.

Continuation of Lease. In accordance with the remedy described in California Civil Code Section 1951.4, Lessor may continue this Lease in full force and effect, and the Lease shall continue in effect as long as Lessor does not terminate Lessee’s right to possession, and Lessor shall have the right to enforce all rights and remedies under this Lease including the right to collect all Rentals when due. During the period Lessee is in default, Lessor can enter the Premises and relet them, or any part of them, to third parties for Lessee’s account. Lessee shall be liable immediately to Lessor for all costs Lessor incurs in reletting the Premises, including without limitation, brokerage commissions and advertising exposures, expenses for remodeling the Premises or any portion thereof for a new lessee, and other like costs. Reletting can be for a period shorter or longer than the remaining Term. Lessee shall pay to Lessor all Rentals due under this Lease on the date the Rentals are due, less the rent Lessor receives from any reletting. No act by Lessor allowed by this paragraph shall terminate this Lease unless Lessor notifies Lessee that Lessor elects to terminate this Lease.

c.	Other Remedies. Lessor may pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State in which the Premises are located.

d.	General. The following shall apply to Lessor’s remedies:

(i) No entry upon or taking of possession of the Premises or any part thereof by Lessor, nor any letting or subletting thereof by Lessor for Lessee, nor any appointment of a receiver, nor any other act of Lessor, whether acceptance of keys to the Premises or otherwise, shall constitute or be construed as an election by Lessor to terminate this Lease or Lessee’s right to possession of the Premises unless a written notice of such election has been given to Lessee by Lessor.

(ii) If Lessor elects to terminate this Lease or Lessee’s right to possession hereunder, Lessee shall immediately surrender and vacate the Premises, and if Lessee fails to do so, Lessor may without prejudice to any other right or remedies which it may have for possession or arrearages in rent, enter and take possession of the Premises and eject all parties in possession or eject some and not others or eject none without being liable for prosecution of any claim for damages therefor. Any personal property of or under the control of Lessee remaining on the Premises at the time of such re-entry may be considered and treated by Lessor as abandoned.

(iii) Termination of this Lease or Lessee’s right to possession by Lessor shall not relieve Lessee from any liability to Lessor under any provision of this Lease providing for any indemnification of Lessor by Lessee. Any such liability shall survive the termination of this Lease.

24.

EMINENT DOMAIN. If more than twenty-five percent (25%) of the Premises is taken for any public or quasi-public use under the power of eminent domain (including without limitation a voluntary sale or transfer in lieu thereof), either party hereto shall have the right, at its option, to terminate this Lease by written notice to the other party given within ten (10) days of the date of such taking, and Lessor shall be entitled to any and all income, rent, award, or any interest therein whatsoever which may be paid or made (the “Award”) in connection with such taking, and Lessee shall have no claim against Lessor for the value of any unexpired term of this Lease. If this Lease is terminated as provided above: (i) the termination shall be effective as of the date upon which title to the Premises or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor; (ii) Lessor shall refund to Lessee any prepaid but unearned Rentals and the unused balance of the Security Deposit; and (iii) Lessee shall pay to Lessor any Rentals or other charges due Lessor under the Lease, prorated as of the date of taking.

If twenty-five percent (25%) or less than twenty-five percent (25%) of the Premises is taken, or more than twenty-five percent (25%) thereof is so taken and neither party elects to terminate as herein provided, (i) Lessee shall receive from the Award that portion of the Award attributable to trade fixtures of Lessee located in the portion of the Premises taken which would otherwise have been removable by Lessee hereunder, to the extent the Award is not payable to the beneficiary or mortgagee of a deed of trust or mortgage affecting the Building, and Lessor shall receive the balance of the Award; and (ii) the Base Rent thereafter to be paid hereunder for the Premises shall be reduced in the same ratio that the percentage of the Premises so taken bears to the aggregate rentable square feet in the Premises immediately prior to the taking.

Notwithstanding this Article 24 above, upon a temporary taking of all or any portion of the Premises, the Lease shall remain in effect and Lessee shall continue to pay and be liable for all Rentals under this Lease. Upon such temporary taking, Lessee shall be entitled to any Award for the temporary use of the portion of the Premises taken which is attributable to the period prior to the date of Lease Termination, and Lessor shall be entitled to any portion of the Award for such use attributable to the period after Lease Termination. As used in this paragraph, a temporary taking shall mean a taking for a period of one year or less and does not include a taking which is to last for an indefinite period and/or which will terminate only upon the happening of a specified event unless it can be determined at the time of the taking when such event will occur.

25.

OFFSET STATEMENT. Either party shall at any time and from time to time within ten (10) days following request from the other party execute, acknowledge and deliver to such requesting party a statement in writing, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect); (ii) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed; (iii) if Lessor is the requesting party, certifying the date Lessee entered into occupancy of the Premises and that Lessee is open and conducting business at the Premises; (iv) certifying the date to which Rentals and other charges are paid in advance, if any; (v) certifying the current amount of Base Rent due under the Lease; (vi) if Lessor is the requesting party, evidencing the status of this Lease, as may be required either by a lender making a loan affecting, or a purchaser of, the Premises from Lessor; (vii) if Lessor is the requesting party, warranting that if any beneficiary of any security instrument encumbering the Premises forecloses on the security instrument, such beneficiary shall not be liable for the Security Deposit; (viii) certifying that all improvements to be constructed on the Premises by Lessor are substantially completed, except for any punch list items which do not prevent Lessee from using the Premises for its intended use, if applicable, and (ix) certifying such other matters relating to this Lease and/or the Premises as may be reasonably requested by a lender making a loan to Lessor or a purchaser of the Premises from Lessor. Any such statement may be relied upon by any prospective purchaser, encumbrancer or transferee of all or any portion of the Premises or any interest therein. Lessee shall, within ten (10) days following request of Lessor, deliver such other documents including Lessee’s financial statements as are reasonably requested in connection with the sale of, or loan to be secured by, any portion of the Premises or any interest therein.

26.	PARKING. If by reason of any rule, regulation, order, law, statute or ordinance of any governmental or quasi-governmental authority relating to or affecting parking at the Premises, or any cause beyond Lessor’s reasonable control, Lessor is required to reduce the available parking at the Premises, Lessor shall have the right to do the same without any reduction in Rentals. Subject to the foregoing, Lessee shall have the right to, and responsibility for, the use of all available parking at the Premises from time to time during the Term. The parking area shall not be used by Lessee or Lessee’s Agents for any purpose other than the parking of motor vehicles and the ingress and egress of pedestrians and motor vehicles.

27.

AUTHORITY. If Lessee is a corporation (or partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-Laws of said corporation (or on behalf of said partnership in accordance with the partnership agreement of such partnership) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Lessee is a corporation, Lessee shall, upon execution of this Lease, deliver to Lessor a certified copy of a resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Lease. If Lessee fails to deliver such resolution to Lessor upon execution of this Lease, Lessor shall not be deemed to have waived its right to require delivery of such resolution, and at any time during the Term Lessor may request Lessee to deliver the same, and Lessee agrees it shall thereafter promptly deliver such resolution to Lessor. If Lessee is a corporation, Lessee hereby represents, warrants, and covenants that (i) Lessee is a valid and existing corporation; (ii) Lessee is qualified to do business in California;

(iii) all fees and all franchise and corporate taxes of Lessee are paid to date, and will be paid when due; (iv) all required forms and reports will be filed when due; and (v) the signers of this Lease are properly authorized to execute this Lease on behalf of Lessee and to bind Lessee hereto.

28.	SURRENDER OF PREMISES.

a.	Condition of Premises. In addition to Lessee’s obligations under Article 10a., Lessee shall, upon Lease Termination surrender the Premises broom clean, trash free, and in good condition, reasonable wear and tear, and insured casualties to the extent of Net Insurance Proceeds recovered by Lessor, alone excepted. By written notice to Lessee, Lessor may elect to cause Lessee to remove from the Premises or cause to be removed, at Lessee’s expense, any logos, signs, notices, advertisements or displays placed on the Premises by Lessee. If the Premises are not surrendered as required by this Article 28, Lessee shall indemnify Lessor from any loss or liability resulting from Lessee’s failure to comply with the provisions of this Article 28, including, without limitation, any claims made by any succeeding lessee or losses to Lessor due to lost opportunities to lease to succeeding lessees.

b.	Removal of Personal Property. Lessee shall remove all its personal property from the Premises upon Lease Termination, and shall immediately repair all damage to the Premises caused by such removal. Any personal property remaining on the Premises after Lease Termination may be packed, transported, and stored at a public warehouse at Lessee’s expense. If after Lease Termination and, within ten (10) days after written demand by Lessor, Lessee fails to remove Lessee’s personal property or, if removed by Lessor, fails to pay the removal expenses, the personal property may be deemed abandoned property by Lessor and may be disposed of as Lessor deems appropriate. Lessee shall repair any damage to the Premises caused by or in connection with the removal of any personal property, including without limitation, the floor, and patch and paint the walls, when required by Lessor, to Lessor’s reasonable satisfaction, all at Lessee’s sole cost and expense. The provisions of this Article 28 shall survive Lease Termination.

29.

LESSOR DEFAULT AND MORTGAGEE PROTECTION. Lessor shall not be in default under this Lease unless Lessee shall have given Lessor written notice of the breach, and, within thirty (30) days after notice, Lessor has not cured the breach or, if the breach is such that it cannot reasonably be cured under the circumstances within thirty (30) days, has not commenced diligently to prosecute the cure to completion. Any money judgment obtained by Lessee based upon Lessor’s breach of this Lease shall be satisfied only out of the proceeds of the sale or disposition of Lessor’s interest in the Premises (whether by Lessor or by execution of judgment). Upon any default by Lessor under this Lease, Lessee shall give notice by registered mail to any beneficiary or mortgagee of a deed of trust or mortgage encumbering the Premises, whose address shall have been furnished to it, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

Lessee agrees that the obligations of Lessor under or with respect to this Lease do not constitute personal obligations of any of Lessor’s Agents or any of the partners, members, trustees, beneficiaries, directors, officers or shareholders of Lessor or of any entity holding any ownership or beneficial interest in Lessor (collectively, the “Lessor Parties”), and shall not create or involve any claim against, or personal liability on the part of, any of them and that Lessee and all persons or entities claiming by or under Lessee will look solely to Lessor’s interest in the Premises for satisfaction of any liability of Lessor in respect of this Lease and will not seek recourse against the Lessor Parties or any of them or any of their personal assets for such satisfaction.

30.	[Intentionally Omitted.]

31.	PLATS AND RIDERS. Clauses, plats and riders, if any, signed by the Lessor and the Lessee and endorsed on or affixed to this Lease are a part hereof.

32.	WAIVER. No covenant, term or condition in this Lease or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed. Any waiver of the breach of any covenant, term or condition herein shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition. Acceptance by Lessor of any performance by Lessee after the time the same shall have become due shall not constitute a waiver by Lessor of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Lessor in writing. The acceptance by Lessor of any sum less than that which is required to be paid by Lessee shall be deemed to have been received only on account of the obligation for which it is paid (or for which it is allocated by Lessor, in Lessor’s absolute discretion, if Lessee does not designate the obligation as to which the payment should be credited), and shall not be deemed an accord and satisfaction notwithstanding any provisions to the contrary written on any check or contained in a letter of transmittal. Lessor’s efforts to mitigate damages caused by any default by Lessee shall not constitute a waiver of Lessor’s right to recover damages for any default by Lessee. No custom or practice which may arise between the parties hereto in the administration of the terms hereof shall be construed as a waiver or diminution of Lessor’s right to demand performance by Lessee in strict accordance with the terms of this Lease.

33.

NOTICES. All notices, consents and demands which may or are to be required or permitted to be given by either party to the other hereunder shall be in writing. All notices, consents and demands by Lessor to Lessee shall be personally delivered, sent by reputable overnight courier or sent by United States Mail, postage prepaid, addressed to Lessee as designated in Article 1(l)., or to such other place as Lessee may from time to time designate in a notice to Lessor pursuant to this Article 33. Notices sent by reputable overnight courier shall be deemed delivered the next business day. Mailed notices shall be deemed delivered twenty-four (24) hours after deposit in the United States mail as required by this Article 33. Notwithstanding the foregoing, any legal notices required to be sent one party to the other (including, without limitation, a notice pursuant to California Code of Civil Procedure Section 1161) shall be delivered in the manner required by law.

34.	JOINT OBLIGATIONS. If Lessee consists of more than one person or entity, the obligations of Lessee under this Lease shall be joint and several among such persons or entities.

35.	MARGINAL HEADINGS. The captions of paragraphs and articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

36.	TIME. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor, except as provided in Article 4a. with respect to the delivery of possession of the Premises.

37.	SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained, subject to the provisions of Article 13, apply to and bind the heirs, successors, executors, administrators, legal representatives and assigns of the parties hereto.

38.	RECORDATION. Upon request by Lessor, Lessee shall execute and acknowledge a short form of this Lease in form for recording which may be recorded at Lessor’s election. Lessee shall not record this Lease or a short form or memorandum hereof without the prior written consent of Lessor.

39.	QUIET POSSESSION. Upon Lessee paying the Rentals reserved hereunder and observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire Term, subject to all the provisions of this Lease and subject to any ground or underlying leases, mortgages or deeds of trust now or hereafter affecting the Premises or the Building and the rights reserved by Lessor hereunder.

40.	LATE CHARGES; ADDITIONAL RENT AND INTEREST.

a.

Late Charges. Lessee acknowledges that late payment by Lessee to Lessor of Rentals or other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amounts of which are impracticable or extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rentals or any other sum due from Lessee is not received by Lessor or Lessor’s designee within five (5) days after the due date, then Lessee shall pay to Lessor, in each case, a late charge equal to five percent (5%) of such overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the cost and damages that Lessor will incur by reason of late payment by Lessee. Acceptance of any late charges by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of its other rights and remedies under this Lease.

b.	Additional Rent and Interest. All taxes, charges, costs, expenses and other amounts which Lessee is required to pay or reimburse Lessor hereunder (including without limitation, Premises Taxes and Premises Insurance Premiums and repair and maintenance cost reimbursements) and all interest and charges (including late charges) that may accrue thereon upon Lessee’s failure to pay the same and all damages, and any costs and expenses which Lessor may incur by reason of any default by Lessee shall be deemed to be additional rent hereunder. Upon nonpayment by Lessee of any additional rent, Lessor shall have all the rights and remedies with respect thereto as Lessor has for the nonpayment of Base Rent. The term “Rentals” as used in this Lease is defined as Base Rent and all additional rent. Any payment due from Lessee to Lessor, including but not limited to Base Rent and all additional rent shall bear interest from the day the same is due until paid, at the Stipulated Rate. Payment of such interest shall not excuse or cure any default by Lessee. In addition, Lessee shall pay all costs and attorneys’ fees incurred by Lessor in collection of such amounts. All Rentals and other monies due under this Lease shall survive Lease Termination. Interest on Rentals past due as provided herein shall be in addition to the late charges levied pursuant to Article 40a. above. All Rentals shall be paid to Lessor, in lawful money of the United States of America which shall be legal tender at the time of payment, at the address of Lessor as provided herein, or to such other person or at such other place as Lessor may from time to time designate in writing. If at any time during the Term Lessee pays any Rentals due hereunder by check, which check is dishonored or is returned for insufficient funds, Lessor shall have the right, in addition to any other rights or remedies Lessor may have hereunder, to require that Rentals thereafter be paid in cash or by cashier’s or certified check. Lessee expressly waives all right of offset against any Rentals pursuant to California Code of Civil Procedure Section 431.70 or otherwise. All Rentals shall constitute “rent” or “rental” for the purposes of the unlawful detainer statutes (California Code of Civil Procedure Section 1161 et. seq.).

41.

PRIOR AGREEMENTS. This Lease contains all of the agreements of the parties hereto with respect to the Premises, this Lease or any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest, and this Lease may not be modified by an oral agreement whether or not supported by new consideration. This Lease shall not be effective or binding on the parties until fully executed by both parties.

42.	INABILITY TO PERFORM. This Lease and the obligations of either party hereunder shall not be affected or impaired, nor shall either party be in default under this Lease, because such party is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, Acts of God, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, terrorist act, governmental regulations or controls, unavailability of equipment or materials (as long as commercially reasonable efforts are used to obtain such equipment or materials) or any other cause, similar or dissimilar, beyond the reasonable control of such party, provided that the foregoing, as applied to Lessee, shall apply only with respect to the non-monetary obligations hereunder and shall in no event operate to excuse or authorize the non-payment by Lessee of any Rentals due under this Lease.

43.	ATTORNEYS’ FEES AND WAIVER OF JURY TRIAL. If either party to this Lease shall bring an action to interpret or enforce this Lease or for any relief against the other based upon this Lease, including, but not limited to, declaratory relief or a proceeding in arbitration, the losing party shall pay to the prevailing party a reasonable sum for attorney fees, expert witness fees and other costs incurred in connection with such action or proceeding and in enforcing any judgment, order or award granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment, order or award, as the case may be. Any judgment, order or award entered in such action shall contain specific provision for the recovery of attorney fees and costs incurred in enforcing and collecting the same. For the purposes of this paragraph, attorney fees shall include, without limitation, attorney fees and disbursements incurred in connection with the following: (i) post judgment motions; (ii) contempt proceedings; (iii) garnishment, levy and debtor and third party examinations; (iv) discovery; and (v) bankruptcy litigation. This attorney fees provision is severable from the other provisions of this Lease, shall survive any judgment and is not to be deemed merged into such judgment.

TO THE EXTENT LEGALLY POSSIBLE, THE PARTIES HERETO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS LEASE.

44.

SALE OF PREMISES BY LESSOR/LIMITATION OF LIABILITY. Upon a sale or conveyance by the Lessor herein named (and in case of any subsequent transfers or conveyances, the then grantor) of Lessor’s interest in the Building other than a transfer for security purposes only, the Lessor herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be relieved, from and after the date of such transfer, of all obligations and liabilities accruing thereafter on the part of Lessor, provided that any funds in the hands of Lessor or the then grantor at the time of transfer and in which Lessee has an interest, less any deductions permitted by law or this Lease, shall be delivered to Lessor’s successor. Following such sale or conveyance by Lessor or the then grantor, Lessee agrees to look solely to the successor-in-interest of Lessor with respect to the obligations of Lessor under this Lease. This Lease shall not be affected by any such sale or conveyance and Lessee agrees to attorn to the purchaser or assignee. If the Lessor herein is a partnership, it is understood and agreed that any claim by Lessee on Lessor shall be limited as described in Article 29, and furthermore, Lessee expressly waives any and all rights to proceed against the individual partners of Lessor or against the individual members, partners, officers, directors or shareholders of any entity partner of Lessor.

45.	SUBORDINATION/ATTORNMENT. This Lease, at Lessor’s option, shall be subject and subordinate to all ground or underlying leases which now exist or may hereafter be executed affecting any portion of the Premises and to the lien of any mortgages or deeds of trust (including all advances thereunder, renewals, replacements, modifications, supplements, consolidations, and extensions thereof) in any amount or amounts whatsoever now or hereafter placed on or against any portion of the Premises or on or against Lessor’s interest or estate therein, or on or against any ground or underlying lease, without the necessity of the execution and delivery of any further instruments on the part of Lessee to effectuate such subordination. Lessee covenants and agrees to execute and deliver upon demand and without charge therefor, such further instruments evidencing the subordination of this Lease to such ground or underlying leases and/or to the lien of any such mortgages or deeds of trusts as may be required by Lessor or a lender making a loan affecting the Premises; provided that if Lessee attorns as required below, then with respect to any ground or underlying leases, mortgages or deeds of trust not existing as of the date this Lease is signed by Lessor and Lessee, the lessor, mortgagee or beneficiary, as applicable, under such mortgage or deed of trust or lessor under such ground or underlying lease shall agree in writing that so long as Lessee is not in default under this Lease, this Lease shall not be terminated upon any foreclosure or any termination of the underlying lease (other than a termination due to its natural expiration). Failure of Lessee to execute such instruments evidencing subordination of this Lease shall constitute a default by Lessee under this Lease. If any mortgagee, beneficiary or lessor elects to have this Lease prior to the lien of its mortgage, deed of trust or lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to such mortgage, deed of trust or lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or lease or the date of the recording thereof.

If any proceedings are brought to terminate any ground or underlying leases or for foreclosure, or upon the exercise of the power of sale, under any mortgage or deed of trust covering any portion of the Premises, Lessee shall attorn to the lessor or purchaser upon any such termination, foreclosure or sale and recognize such lessor or purchaser as the Lessor under this Lease provided that such lessor or purchaser agrees that so long as Lessee is not in default hereunder and attorns as required above, this Lease shall remain in full force and effect for the full term hereof after any such termination, foreclosure or sale.

46.	NAME. Lessee shall not use any name, picture or representation of the Building or Premises for any purpose other than as an address of the business to be conducted by the Lessee in the Premises.

47.	SEVERABILITY. Any provision of this Lease which proves to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision of this Lease and all such other provisions shall remain in full force and effect; however, if Lessee’s obligation to pay the Rentals is determined to be invalid or unenforceable, this Lease shall terminate at the option of Lessor.

48.	CUMULATIVE REMEDIES. Except as otherwise expressly provided in this Lease, no remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

49.	CHOICE OF LAW. This Lease shall be governed by the laws of the State in which the Premises are located.

50.	SIGNS. Lessee shall not inscribe, paint, affix or place any sign, awning, canopy, advertising matter, decoration or lettering upon any portion of the Premises, including, without limitation, any exterior door, window or wall, without Lessor’s prior written consent, which consent may be withheld at Lessor’s sole discretion. Notwithstanding the foregoing, Lessee may, at its sole expense, utilize the existing monuments on the Premises grounds only (and not any part of the Building) for signage. Such signage shall be subject to all of the terms, conditions and requirements applicable to Alterations set forth in Subarticles (a)-(b) of Article 10, including without limitation, the compliance by Lessee with all applicable governmental requirements. Lessor shall recommend the vendor for Lessee’s monument signage installation. Any sign meeting such terms, conditions and requirements (an “Authorized Sign”) shall be the property of Lessee. Lessee shall remove any and all Authorized Signs upon Lease Termination, and, in each case, shall immediately repair all damage to the Premises caused by such removal at its sole cost and expense. The provisions of this Article 50 shall survive Lease Termination.

51.	GENDER AND NUMBER. Wherever the context so requires, each gender shall include any other gender, and the singular number shall include the plural and vice-versa.

52.	CONSENTS. Whenever the consent of Lessor is required herein, the giving or withholding of such consent in any one or any number of instances shall not limit or waive the need for such consent in any other or future instances. Any consent given by Lessor shall not be binding upon Lessor unless in writing and signed by Lessor or Lessor’s Agents. Except with respect to consent required in connection with an assignment or subletting pursuant to Article 13 (which assignment or subletting shall be governed by Article 13), but notwithstanding any other provision of this Lease, where Lessee is required to obtain the consent of Lessor to do any act, or to refrain from the performance of any act, Lessee agrees that if Lessee is in default with respect to any material term, condition, covenant or provision of this Lease, then Lessor shall be deemed to have acted reasonably in withholding its consent if said consent is, in fact, withheld.

53.	BROKERS. Each party warrants that it has had no dealing with any real estate broker(s) or agent(s) in connection with the negotiation of this lease excepting only the broker(s) or agent(s) designated in Article 1m. (“Brokers”), and that it knows of no other real estate broker or agent who is entitled to or can claim a commission in connection with this Lease. Each party warrants that with respect to the broker(s) or agent(s) designated in Article 1m., such party has not incurred any obligation for the payment of any real estate brokerage commissions which would be earned or due and payable by reason of the execution of the Lease. Each party agrees to indemnify and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorney’s fees) with respect to any alleged leasing commission or equivalent compensation alleged to be owing on account of such party’s dealings with any real estate broker or agent. After the mutual execution and delivery of this Lease, Lessor shall pay Brokers a commission pursuant to a separate written agreement.

54.	SUBSURFACE AND AIRSPACE. This Lease confers on Lessee no rights either with respect to the subsurface of the Premises or with regard to airspace above the top of the Building or above any paved or landscaped areas of the Premises and Lessor expressly reserves the right to use such subsurface and airspace areas, including without limitation the right to perform construction work thereon and in regard thereto. Any diminution or shutting off of light, air or view by any structure which may be erected by Lessor on those portions of the Premises by Lessor shall in no way affect this Lease or impose any liability on Lessor. Lessor shall have the exclusive right to use all or any portion of the roof, side and rear walls of the Building for any purpose, provided Lessee may install telecommunications equipment on the roof of the Building, subject to Lessor’s prior written consent, which shall not be unreasonably withheld.

55.	[Intentionally omitted.]

56.	[Intentionally omitted.]

57.

LESSEE’S FINANCIAL STATEMENTS. Lessee hereby warrants that all financial statements delivered by Lessee to Lessor prior to the execution of this Lease by Lessee, or that shall be delivered in accordance with the terms hereof, are or shall be at the time delivered true, correct, and complete, and prepared in accordance with generally accepted accounting principles. Lessee acknowledges and agrees that Lessor is relying on such financial statements in accepting this Lease, and that a breach of Lessee’s warranty as to such financial statements shall constitute a default by Lessee. Lessee hereby agrees to provide its current financial statements upon Lessor’s written request therefor, any such request not to be made more than once during any Lease Year.

58.	LESSOR NOT A TRUSTEE. Lessor shall not be deemed to be a trustee of any funds paid to Lessor by Lessee (or held by Lessor for Lessee) pursuant to this Lease. Lessor shall not be required to keep any such funds separate from Lessor’s general funds. Any funds held by Lessor pursuant to this Lease shall not bear interest.

59.	MERGER. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or subtenancies, or may, at the option of Lessor, operate as an assignment to it of any or all such subleases or subtenancies.

60.	NO PARTNERSHIP OR JOINT VENTURE. Nothing in this Lease shall be construed as creating a partnership or joint venture between Lessor, Lessee, or any other party, or cause Lessor to be responsible for the debts or obligations of Lessee or any other party.

61.	LESSOR’S RIGHT TO PERFORM LESSEE’S COVENANTS. Except as otherwise expressly provided herein, if Lessee at any time fails to make any payment or perform any other act on its part to be made or performed under this Lease, Lessor may upon ten (10) days written notice to Lessee, but shall not be obligated to, and without waiving or releasing Lessee from any obligation under this Lease, make such payment or perform such other act to the extent that Lessor may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Lessor and all penalties, interest and costs in connection therewith shall be due and payable by Lessee to Lessor as additional rent upon demand.

62.	[Intentionally omitted.]

63.	RENEWAL OPTION.

a.

Provided that Lessee is (i) not in default pursuant to Article 22 hereof either at the time of exercise or at the time the extended term commences and (ii) in rightful possession of the Premises upon the expiration of the initial Term of this Lease, Lessee shall have the one time option to extend the initial Term of this Lease for an extended thirty-six (36) months (the “Option Period”) on the same terms, covenants and conditions provided herein, except that upon such renewal the Base Rent due hereunder shall be as designated in Article 63.b. Lessee shall exercise its option by giving

Lessor written notice (“Option Notice”) no earlier than February 1, 2014, nor later than April 30, 2014. The option provided herein is personal to Lessee and may not be assigned, voluntarily or involuntarily; separate from or as a part of this Lease, except with Lessor’s prior written approval, which may be withheld in its sole discretion.

b.	Option Period Monthly Base Rent. The initial monthly Base Rent for the Option Period shall be the greater of (y) Thirty Thousand One Hundred and Four Dollars ($30,104.00) (the “Threshold Amount”) and (z) the sum (the “Alternative Amount”) of the initial monthly Base Rent pursuant to the determination of the fair market rental value of the Premises, as defined in Article 63(b)(iii) below, and Nine Hundred and Fifty Dollars ($950.00, which the parties agree is the amount determined by amortizing the estimated cost of Lessor’s HVAC Work over a five [5] year period).

(i) The parties shall have fifteen (15) days after Lessor receives a timely Option Notice within which to agree on the monthly Base Rent for the Option Period (which monthly Base Rent schedule shall include annual adjustments). If the parties agree on the monthly Base Rent for the Option Period, they shall immediately execute an amendment to this Lease stating the monthly Base Rent for the Option Period.

(ii) If the parties are unable to agree on the monthly Base Rent for the Option Period within fifteen (15) days, then the current fair market rental value of the Premises shall be determined in accordance with Article 63(b)(iv) below, provided (1) the initial monthly Base Rent for the Option Period shall be the greater of the Threshold Amount and the Alternative Amount, (2) the annual adjustments to the monthly Base Rent pursuant to such determination shall apply for the last two (2) years of the Option Period, whether or not the initial monthly Base Rent for the Option Period is the Threshold Amount or the Alternative Amount and (3) in addition to such annual adjustment, the monthly Base Rent for the period from November 1, 2015 through October 31, 2016, as determined in accordance with Article 63(b)(iv) below, shall be increased by Nine Hundred and Fifty Dollars ($950.00). For example, if it is determined pursuant to clause (iv) below that the annual adjustments to the monthly Base Rent during the Option Period shall be 3% and the Threshold Amount is the initial monthly Base Rent for the Option Period pursuant to this Article, then the monthly Base Rent for the Option Period shall be:

November 1, 2014 – October 31, 2015                     $30,104

November 1, 2015 – October 31, 2016                     $31,007

November 1, 2016 – October 31, 2017                     $31,937

Alternatively, if it is determined pursuant to clause (iv) below that the initial monthly current fair market rental value of the Premises and the annual adjustments thereto are $35,000 and 3%, respectively, then the monthly Base Rent for the Option Period shall be:

November 1, 2014 – October 31, 2015                     $35,950

November 1, 2015 – October 31, 2016                     $37,000

November 1, 2016 – October 31, 2017                     $37,132

(iii) The “fair market rental value of the Premises” shall be defined to mean the fair market rental value (including annual adjustments) of the Premises as of the commencement of the Option Period, taking into consideration the quality, size, design and location (but not use) of the Premises, and the rent for comparable premises located in Sunnyvale, California.

(iv) Within seven (7) days after the expiration of the fifteen (15) day period set forth in Article 63(b)(i), each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years’ full time commercial appraisal experience in the area in which the Premises are located to appraise and set the fair market rental value of the Premises for the Option Period. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the fair market rental value of the Premises. If the two (2) appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to set the fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) appraisers are given to set the fair market rental value of the Premises. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days’ notice to the other party, can apply to the then President of the Santa Clara County Real Estate Board or to the then Presiding Judge of the Santa Clara County Superior Court, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within thirty (30), days after the selection of the third appraiser, a majority of the appraisers shall set the fair market rental value of the Premises. If a majority of the appraisers are unable to set the fair market rental value of the Premises within the stipulated period of time, the three

(3) appraisals shall be added together and the total divided by three (3); the resulting quotient shall be the fair market rental value of the Premises.

If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the fair market rental value of the Premises. If both the low appraisal and the high appraisal are disregarded as stated in this paragraph, the middle appraisal shall be the fair market rental value of the Premises.

64.	[Intentionally Omitted.]

65.	TRIPLE NET LEASE. Except as otherwise expressly provided in this Lease, but without limiting the generality of any other provision of this Lease imposing any obligation on Lessee, (i) it is the purpose and intent of Lessor and Lessee that this Lease shall be a “triple net lease,” such that Lessee shall be responsible to pay or reimburse Lessor for all costs and expenses associated with the Premises (collectively, the “Premises Expenses”), including without limitation, Premises Taxes, Premises Insurance Premiums, operating expenses and fees paid or payable by Lessor with respect to the repair, maintenance and management of the Premises, and reserves for the replacements of the landscaping, parking lot, exterior painting, roof and HVAC, and (ii) except as set forth below, any amount payable by Lessee to Lessor under this Article shall be paid by Lessee to Lessor within ten (10) days after receipt by Lessee from Lessor of a bill setting forth such amount in reasonable detail. The failure of Lessee to pay any such amount within said ten (10) day period shall carry with it the same consequences as the failure to pay any installment of Base Rent. While not a limitation on the applicability or generality of the foregoing, initially, Lessor will contract directly for Premises landscape maintenance and HVAC maintenance. Notwithstanding any provision to the contrary in this Lease, provided Lessee makes the payments of Premises Expenses pursuant to this Article, Lessee shall have no further responsibility for any part of the cost of replacement of any item for which Lessor has reserved pursuant to the foregoing, unless the need for replacement is caused by the damage or abuse by Lessee or any of Lessee’s Agents.

On the first day of each calendar month included in the first Lease Year of the Term, Lessee shall pay one-twelfth (l/12th) of the amount of Lessor’s estimated Premises Expenses for such first Lease Year (such estimated amount [the “Initial Estimated Amount”] is $102,400.00 and one-twelfth (1/12th) of such amount is $8,533.00), as additional rent. Within the first ninety (90) days of each subsequent Lease Year, Lessor will provide Lessee with an estimate of Premises Expenses for such Lease Year and Lessee shall pay the amount of the revised estimate within thirty (30) days after Lessor’s delivery of the revised estimate. Until the Lessor delivers the estimate for the then current Lease Year, Lessee’s payments will be based upon the estimate from the previous year. At any point during any Lease Year, Lessor may revise its estimate for that Lease Year if Lessor has a reasonable basis for the belief that the ultimate Premises Expenses for that Lease Year will be more than five percent (5%) above the current estimate and Lessor may deliver written notice to Lessee increasing the estimated payments for the remainder of that Lease Year. Lessee will pay the increased amount beginning on the first day of the month following Lessor’s delivery of said notice. Lessor’s failure to prepare and deliver any estimates, operating statements, or bills shall not in any way be deemed to be a waiver of, or cause Lessor to forfeit or surrender, its rights to collect any additional rent that may have become due. The Initial Estimated Amount is based upon 82.5 tons of HVAC. Subject to the terms and conditions of this Lease, should additional tonnage be added, the amount estimated for Premises Expenses shall be increased to reflect the added cost to service and repair the additional HVAC, as well as to maintain reasonable reserves for the additional capacity. The amounts payable pursuant to the foregoing shall be payable for all months included in the Term.

Within ninety (90) days following the end of each Lease Year, Lessor shall give to Lessee a statement (a “Statement”) which shall state the actual Premises Expenses incurred during such Lease Year. Within ten (10) days of its receipt of any Statement, Lessee shall pay to Lessor the amount, if any, by which the actual Premises Expenses exceed the aggregate estimated payments made by Lessee during the period included in such Statement. If such aggregate estimated payments exceed such actual Premises Expenses, the excess shall be credited against the estimated payments to be made by Lessee during the next succeeding Lease Year, provided that if such Statement pertains to the last Lease Year included in the Term, the excess shall be refunded to Lessee within ten (10) days after Lessor’s determination of the actual Premises Expenses for such last Lease Year. The failure of Lessor to timely furnish the Statement for any Lease Year shall not prejudice Lessor or Lessee from enforcing their respective rights under this Article 65. The provisions of this Article 65 shall survive the expiration or earlier termination of this Lease.

66.	DISCLAIMERS ON AUTHORSHIP. Lessor and Lessee have contributed to the final form of this Lease. Therefore, neither Lessor nor Lessee shall be considered to be the author of this Lease should authorship effect the interpretation of this Lease by any tribunal.

67.	COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

68.

OFAC AND ANTI-MONEY LAUNDERING COMPLIANCE CERTIFICATIONS. Lessee hereby represents, certifies and warrants to Lessor as follows: (i) Lessee is not named and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked

Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Lessee is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay rent have been or will be derived from a “specified unlawful activity” as defined in, and Lessee is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities. Furthermore, Lessee agrees to immediately notify Lessor if Lessee or any of Lessee’s Agents was, is, or in the future becomes, a “senior foreign political figure,” an immediate family member or close associate of a senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001. Notwithstanding anything in this Lease to the contrary, Lessee understands that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in force on the date hereof and throughout the term of the Lease and that any breach thereof shall be a default under the Lease (not subject to any notice or cure rights) giving rise to Lessor remedies including but not limited to eviction, and Lessee hereby agrees to defend, indemnify and hold harmless Lessor from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including without limitation costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certifications and warranties.

69.	CONFIDENTIALITY OF LEASE TERMS. The terms of this Lease (including, without limitation, the rental rate) shall be referred to herein as the “Lease Terms.” Lessee acknowledges that the disclosure by Lessee or any of Lessee’s agents of any of the Lease Terms to a third party could result in significant economic loss to Lessor. Accordingly, Lessee hereby agrees that it shall not, nor shall any of Lessee’s Agents, disclose any of the Lease Terms to any third party, except to the extent required by law.

70.	NO OFFER. The preparation and submission of a draft of this Lease by either party to the other will not constitute an offer, nor will either party be bound to any provisions of this Lease, until both parties have fully executed a final document and an original signature document has been received by both parties. Until then, either party is free to terminate negotiations with no obligation to the other.

IF THIS LEASE HAS BEEN FILLED IN, IT HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR APPROVAL. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE LESSOR OR BY THE REAL ESTATE BROKER OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTIONS RELATING THERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement on September 19, 2011.

“LESSOR”:

Bel Arbor Investment Company, L.P.

By	Trivest Property Company, LLC, Its General Partner

	By:	/s/ Thomas Blumberg
Thomas Blumberg, Its Managing Member

“LESSEE”:

Asante Solutions, Inc., a Delaware corporation

	By:	/s/ Phil Hopper
Phil Hopper
Its President

	By:	/s/ Rick Kline
Richard A. Kline
Its Secretary

EXHIBIT A

REAL PROPERTY DESCRIPTION

The Real Property in the City of Sunnyvale, County of Santa Clara, State of California, more particularly described as follows:

REAL PROPERTY in the City of Sunnyvale, County of Santa Clara, State of California, owned by Landlord, described as follows:

All of Parcel 5, as shown upon that certain map entitled, “Parcel Map being a resubdivision of a portion of Parcel A as shown upon that certain Parcel Map recorded in Book 298 of Maps at page 31, Santa Clara County Records” which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on July 21, 1977 in Book 400 of Maps, at page 41.

EXHIBIT A-l – Not to scale

Exhibit B

HVAC Estimate

ASANTE SOLUTIONS

HVAC BUDGET ESTIMATE

325 E. JAVA SUNNYVALE, CA			ESTIMATE DATE: DOCUMENT DATE:		8/24/2011 8/24/2011
ITEM DESCRIPTION	QUAN.	PRICE	UNIT	TOTALS	CATEGORY TOTAL
Equipment
1 2-ton RTU (Server Room)	1	$7,085	ea.	$7,085
2 3-ton RTU (New Rooms)	1	$8,085	ea.	$8,085
3 3.5-ton RTU (AC-9 Location)	1	$8,085	ea.	$8,085

EQUIPMENT TOTAL					$23,255
DUCTWORK SPECIALTIES
1 Galvanized Ductwork	3750	$6.20	lb.	$23,250
2 Sidewall Registers	30	$235	ea.	$7,050
2a Saddle boots	30	$155	ea.	$4,650

DUCTWORK TOTAL					$34,950
PIPING SYSTEMS
1 Condensate Piping	50	$58	lf.	$2,900
2 Gas Piping	50	$68	lf.	$3,400

PIPING SYSTEMS TOTAL					$6,300
SUBCONTRACTORS
1 Controls	1	$3,300	ls.	$3,300
2 Air Balance (Areas of work)	1	$1,750	ls.	$1,750
3 Rigging & Disposal	1	$3,500	ls.	$3,500
4 Demo	1	$1,500	ls.	$1,500
5 Electrical	1	$5,000	ls.	$5,000
6 Roofing, framing	1	$7,500	ls.	$7,500
7 Sissor Lift	1	$1,150	ls.	$1,150
3 Engineering, Title 24	1	$5,400	ls.	$5,400

SUBCONTRACTOR TOTAL					$29,100

PROJECT TOTAL					$93,605

EXCLUSIONS

1	PERMITS
3	OVERTIME
5	ELECTRICAL UPGRADE
2	WARRANTY ON EXISTING
4	PAINTING
6	LIFE SAFETY